Exhibit 10.2
EXECUTION VERSION
TERM LOAN AGREEMENT
Dated as of March 31, 2010
among
BORDERS GROUP, INC.
BORDERS, INC.
as Borrowers
THE GUARANTORS PARTY HERETO
THE LENDERS PARTY HERETO
and
GA CAPITAL, LLC
as Administrative Agent
with
BANC OF AMERICA SECURITIES LLC
as Sole Arranger and Sole Bookrunner
and
BANK OF AMERICA, N.A.
as Documentation Agent

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Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Joinder Agreement (Guarantor)
Schedules

Schedule 1	Lenders and Commitments
Schedule 1.01A	Permitted Restructuring Transactions
Schedule 7.3	Title to Properties; Leases
Schedule 7.5	Restricted Payments
Schedule 7.7	Litigation
Schedule 7.10	Taxes
Schedule 7.14	Transactions with Affiliates
Schedule 7.15(d)	Pension Plans
Schedule 7.17	Environmental Compliance
Schedule 7.18	Subsidiaries, Etc.
Schedule 7.23	Insurance
Schedule 7.24	Bank Accounts
Schedule 7.28	Tax Identification Number
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments
Schedule 9.14	Inconsistent Agreements
Schedule 11.21	Distribution Centers

TERM LOAN AGREEMENT
     This TERM LOAN AGREEMENT (this “Loan Agreement”) is made as of March 31, 2010, by and among (a) BORDERS GROUP, INC. (“BGI”), a Michigan corporation, and BORDERS, INC., a Colorado corporation (“Borders” and together with BGI, the “Borrowers”), (b) the Guarantors from time to time party hereto (the “Guarantors”), (c) the financial institutions from time to time party hereto (the “Lenders”), and (d) GA Capital, LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
     WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers a term loan upon and subject to the terms and conditions set forth in this Loan Agreement;
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (these recitals being an integral part of this Loan Agreement), the Borrowers, the Administrative Agent and the Lenders hereby agree as follows:
1. DEFINITIONS, RULES OF INTERPRETATION, ETC.
     1.1. Definitions The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Loan Agreement referred to below:
     ABL Borrowing Base. At the relevant time of reference thereto, an amount determined by the First Lien Agent by reference to the most recent Borrowing Base Report, as adjusted pursuant to the provisions below, which is equal to the sum of:
     (a) 90% of Eligible Credit Card Receivables (as defined in the First Lien Credit Agreement) of the Borrowers and the Guarantors; plus
     (b) 90% of the most recently appraised net orderly liquidation value (stated as a percentage of cost and as performed by an appraiser, and in a manner, acceptable to the First Lien Agent) of the Eligible Inventory (as defined in the First Lien Credit Agreement) owned by the Borrowers and the Guarantors net of Inventory Reserves and the Shrink Reserve (as defined in the First Lien Credit Agreement as in effect on the Effective Date); provided, however, that if the Increased ABL Advance Rate Conditions have not occurred and been satisfied on or prior to December 31, 2010, such percentage shall be reduced to 87.5% effective as of such date; provided, further, however, that if the Increased ABL Advance Rate Conditions have occurred and have been satisfied on or prior to June 30, 2011, such percentage shall be increased by the First Lien Agent to 90% commencing on the date on which such conditions have been satisfied (but in no event shall such increase occur after June 30, 2011 if the Increased ABL Advance Rate Conditions have not been satisfied by that date); plus
     (c) at the request of the Borrowers and in the sole discretion of the First Lien Agent and the Administrative Agent after the completion of due diligence with respect to Eligible Corporate Sales Receivables, an advance rate agreed to by the First Lien Agent and the Administrative Agent, but not exceeding 85% of Eligible Corporate Sales Receivables (as defined in the First Lien Credit Agreement); minus
     (d) Landlord Lien Reserve (as defined in the First Lien Credit Agreement); minus

     (e) Hedge Reserve (as defined in the First Lien Credit Agreement); minus
     (f) Net Debt Reserve; minus
     (g) Purchase Card Reserve; minus
     (h) the Term Borrowing Base Reserve; minus
     (i) the Equity Reserve (if then applicable); minus
     (j) Other Reserves (as defined in the First Lien Credit Agreement) including, without limitation, a Customer Deposit Reserve, a Customer Credit Liability Reserve, and a reserve for ad valorem and other taxes which may have priority over the security interest of the First Lien Agent or the Administrative Agent.
     Anything to the contrary in this Loan Agreement notwithstanding but subject to the terms of the Intercreditor Agreement, if the First Lien Agent changes eligibility criteria contained in the definitions of Eligible Credit Card Receivables, Eligible Corporate Sales Receivables and Eligible Inventory, changes and/or establishes reserves taken in respect of Eligible Inventory, Eligible Credit Card Receivables and Eligible Corporate Sales Receivables from time to time and/or reduces the advance rates against the ABL Borrowing Base or any components thereof in accordance with the terms of the First Lien Credit Agreement, the definition of ABL Borrowing Base shall be similarly modified for purposes of this Loan Agreement; provided that any such change in eligibility criteria, or any such change and/or establishment of reserves taken in respect of Eligible Inventory, Eligible Credit Card Receivables and Eligible Corporate Sales Receivables and/or any such reduction in the advance rates made pursuant to this paragraph shall not result in more credit being available, and shall not be more favorable, to the Borrowers than as set forth in the First Lien Credit Agreement and this Loan Agreement, as each is in effect on the Effective Date.
     ABL Discharge Date. The date on which the “Discharge of ABL Obligations” under and as defined in the Intercreditor Agreement has occurred.
     ABL Priority Collateral. Has the meaning given to such term in the Intercreditor Agreement. For the avoidance of doubt, the Borrowers and the Guarantors shall grant a second priority security interest to the Administrative Agent in such ABL Priority Collateral to secure the Obligations.
     Accounts Receivable. All rights of BGI or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of BGI or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.
     Acquisition. Any transaction, or any series of related transactions, consummated on or after the Effective Date, by which BGI or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through a purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) a majority of the securities of a corporation, which securities have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage and voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company.

     Adjusted Excess Availability. At any time of determination, the then Excess Availability, minus, if applicable in accordance with Section 10.1(b), the Incremental Seasonal Amount at such time.
     Administrative Agent. GA Capital, LLC, acting as administrative agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with §14.6.
     Administrative Agent’s Office. The Administrative Agent’s office located at One Post Office Square, Suite 3765, Boston, Massachusetts 02109 or at such other location as the Administrative Agent may designate from time to time.
     Administrative Agent’s Special Counsel. Riemer & Braunstein LLP or such other counsel as may be approved by the Administrative Agent.
     Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.
     Affiliate. Any Person which, directly or indirectly, controls, is controlled by or is under common control with any Person. “Control” of a Person means the power, directly or indirectly, (a) to vote five percent (5%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).
     Agency Account Agreements. See §8.15.1.
     Annual Net Debt Amount. The greatest amount of Net Debt of Paperchase on any Business Day during the first five Business Days of each calendar year. Once determined, the Annual Net Debt Amount shall remain unchanged until the calculation thereof in the subsequent calendar year.
     Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to any Borrower or any of its Subsidiaries.
     Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     Arranger. See §16.3.
     Arranger’s Counsel. Bingham McCutchen LLP.
     Assignment and Acceptance. An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
     Authorized Officers. The President, Vice President and Chief Financial Officer, Vice President and Controller, Associate Director, Treasury or Treasurer of any Borrower and with respect to any Foreign Subsidiary, a director of such Foreign Subsidiary or, in any case, any Person designated in writing to the Administrative Agent by any of the foregoing.
     Availability Requirement. See §10.1.

     Balance Sheet Date. January 31, 2009.
     Bank of America. Bank of America, N.A.
     Base Rate. The sum of (a) the greater of (i) 3.5% per annum or (ii) the variable annual rate of interest equal to the “prime rate” as published from time to time in the Wall Street Journal or any other financial news service chosen by the Administrative Agent from time to time, and (b) 11.25%.
     Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.
     BGI. As defined in the preamble hereto.
     BGP (UK). BGP (UK) Limited, a company with limited liability incorporated under the laws of England and Wales.
     Borders. As defined in the preamble hereto.
     Borders Direct. Borders Direct, LLC, a Virginia limited liability company.
     Borders Superstores. Borders Superstores (UK) Limited, a company with limited liability incorporated under the laws of England and Wales.
     Borrower(s). As defined in the preamble hereto.
     Borrower Obligations. All indebtedness, obligations and liabilities of the Borrowers and their Subsidiaries to any of the Lenders, any Affiliate of any Lender and the Administrative Agent, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Loan Agreement, any of the Notes or any of the other Loan Documents or other instruments at any time evidencing any thereof and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Borrower or any of its Subsidiaries of any Insolvency Proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such Insolvency Proceeding.
     Borrowing Base Report. As defined in the First Lien Credit Agreement.
     Borrowing Base Requirement. (a) The percentage equal to (i)(A) through October 31, 2010, 108.5%, and (A) at all times thereafter, 103.5%, minus (ii) the Inventory Advance Rate with respect to Eligible Inventory (under and as defined in the First Lien Credit Agreement), multiplied by (b) 100% of the most recently appraised net orderly liquidation value of Eligible Inventory (as defined in the First Lien Credit Agreement) net of Inventory Reserves.
     Business Day. Any day on which banking institutions in Boston, Massachusetts and New York, New York are open for the transaction of banking business and, in addition, with respect to any Eurocurrency Rate Loan, (a) a London Banking Day and (b) a day on which Dollar settlements of such dealings may be effected in New York, New York and London, England.
     Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

     Capital Expenditures. Amounts paid or Indebtedness incurred by BGI or any of its Subsidiaries in connection with the purchase or lease by BGI or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP, provided that Capital Expenditures shall not include any expenditures made to effect any Acquisition.
     Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     Capitalized Leases. Leases under which BGI or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
     Cash Dominion Cure Event. As defined in the First Lien Credit Agreement; except that any reference therein to Excess Availability shall mean and refer to Adjusted Excess Availability.
     Cash Dominion Event. As defined in the First Lien Credit Agreement except that any reference therein to Excess Availability shall mean and refer to Adjusted Excess Availability.
     CERCLA. See §7.17(a).
     Change in Law. The occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     Change of Control. (a) An event or series of events by which any “person” or “group” of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) (other than (i) Pershing Square and (ii) and any other “person” or “group” that the Administrative Agent shall have approved in writing in its sole discretion) shall have acquired “beneficial ownership” (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time or the satisfaction of other conditions and irrespective of the financial and other terms upon which such right may be exercised (such right, an “option right”)), directly or indirectly, of thirty-seven and a half percent (37.5%) or more of the Capital Stock of BGI that is entitled (or would be entitled upon exercise) to vote for members of the board of directors or equivalent governing body of BGI (and taking into account all such securities that such “person” or “group” and all other “persons” or “groups” have the right to acquire pursuant to any option right); or (b) during any period of twelve consecutive calendar months, individuals who were directors of BGI on the first day of such period (together with any new directors whose election by the Board of Directors of BGI was approved by a vote of sixty-six and two-thirds percent (66 2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election was previously so approved) shall cease to constitute a majority of the board of directors of BGI; (c) BGI fails to own 100% of the Capital Stock of all other Borrowers and all Guarantors, except as a result of a transaction permitted hereunder; or (d) any “change of control” or similar event as defined in any First Lien Loan Document.
     Code. The Internal Revenue Code of 1986, as amended.

     Collateral. All of the property, rights and interests of the Borrowers and the Guarantors that are or are intended to be subject to the Liens created by the Security Documents. Collateral shall include the Intellectual Property of the Borrowers and Guarantors; it being understood that, subject to §14.11, the Administrative Agent, for the benefit of itself and the Secured Parties, shall have a first priority security interest in the Intellectual Property, certain of the Capital Stock of Paperchase and Borders Superstores, the Capital Stock of Borders Direct and the Capital Stock of Kobo owned by any Borrower or Guarantor, and all furniture, fixtures and equipment and the First Lien Agent, for the benefit of the First Lien Secured Parties, shall have a second priority security interest in the Intellectual Property, certain of the Capital Stock of Paperchase and Borders Superstores, the Capital Stock of Borders Direct, the Capital Stock of Kobo owned by any Borrower or any Guarantor, and all furniture, fixtures and equipment. For the avoidance of doubt, the term “Collateral” includes both the ABL Priority Collateral and the Term Priority Collateral.
     Commitment. See §2.1.1.
     Commitment Percentage. With respect to any Lender (a) prior to the initial advance of the Loans, the percentage (carried out to the ninth decimal place) of the total Commitments represented by such Lender’s Commitment and (b) at any time following the initial advance of the Loans, the percentage (carried out to the ninth decimal place) of the total outstanding Loans represented by such Lender’s outstanding Loans at such time.
     Compliance Certificate. See §8.4(c).
     Concentration Account. See §8.15.1.
     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of BGI and its Subsidiaries, consolidated in accordance with GAAP.
     Consolidated EBITDA. With respect to any period, an amount equal to the sum of (a) Consolidated Net Income of BGI and its Subsidiaries for such period (excluding (i) all extraordinary nonrecurring items of income, but not losses (except to the extent (x) such extraordinary cash losses are offset by extraordinary cash income or (y) such extraordinary non-cash losses are offset by extraordinary non-cash income) and (ii) income or loss of any Joint Venture to which BGI or any of its Subsidiaries is a party to the extent such income or loss would otherwise have been included in Consolidated Net Income), plus (b) in each case to the extent deducted in the calculation of such Person’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, all as determined in accordance with GAAP, provided, however, that there shall be excluded in calculating Consolidated Net Income for purposes of this definition any losses attributable to the use of a fair value methodology for recognition and measurement of impairment of goodwill not identified with impaired assets in accordance with Accounting Principles Board Opinion No. 142.
     Consolidated Fixed Charges. With respect to BGI and its Subsidiaries and for any period, the sum, without duplication, of (a) Consolidated Total Interest Expense for such period, plus (b) any and all scheduled repayments of principal during such period in respect of Indebtedness that becomes due and payable or that are to become due and payable during such period pursuant to any agreement or instrument to which any Borrower or any of its Subsidiaries is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Capitalized Leases, and (iv) Indebtedness of the type referred to above of another Person guaranteed by BGI or any of its Subsidiaries, plus (c) dividends paid by BGI on or in respect of any shares of any class of Capital Stock of BGI during such period, plus (d) the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of BGI or any of its Subsidiaries, directly or indirectly through a Subsidiary or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose), plus (e) payment in cash or other property (other than common shares or additional warrants or rights to acquire common shares or other equity securities or stock appreciation rights of BGI) arising or resulting from the settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise of the Pershing Square Warrants or any debt or equity instruments (including interest and fees thereon) issued as a result of or in connection with the deferral of any payment in respect of the Pershing Square Warrants or any settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise thereof; provided, however, that payments made to Pershing Square pursuant to the Pershing Square Term Loan Documents and payments made with respect to the FIFO Loans in accordance with Section 3.2 (d) hereof shall not be taken into account in making the foregoing calculation. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.
     Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of BGI and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.
     Consolidated Operating Cash Flow. For any period, an amount equal to the sum of (a) Consolidated EBITDA minus (b) Capital Expenditures minus (c) cash taxes paid, in each case of BGI and its Subsidiaries for such period determined in accordance with GAAP.
     Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by BGI and its Subsidiaries during such period on all Indebtedness of BGI and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized (including, without limitation, paid-in-kind interest), including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.
     Copyright Security Agreement. Each Memorandum of Grant of Security Interest in Copyrights that may be entered into after the Effective Date by any Borrower, any Guarantor, any of such Borrower’s or such Guarantor’s Subsidiaries and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, each as amended, supplemented or otherwise modified from time to time.
     Credit Card Notifications. Notifications executed on behalf of the Borrowers and Guarantors to each of their credit card processors instructing such credit card processors to remit all proceeds of all credit card charges to a Concentration Account.
     Customer Credit Liability Reserves. As defined in the First Lien Credit Agreement.
     Customer Deposit Reserves. As defined in the First Lien Credit Agreement.
     Debtor Relief Laws. The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     Deed. That certain Composite Security Deed executed and delivered on the Effective Date, among BGI, BGP (UK) and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
     Default. See §13.1.
     Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of such Person.
     Dollars or $. Dollars in lawful currency of the United States of America.
     Domestic Lending Office. The office of each Lender designated as such in Schedule 1 hereto.
     Domestic Subsidiary. Any Subsidiary of BGI organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.
     Effective Date. The first date on which the conditions set forth in §11 have been satisfied and the Loans are to be made hereunder.
     Eligible Assignee. Any Person that meets the requirements to be an assignee under §§15.2(c) and (d) (subject to such consents, if any, as may be required under §15.2(c)); provided, however, that in no event shall Pershing Square be an Eligible Assignee.
     Environmental Laws. See §7.17(a).
     EPA. See §7.17(b).
     Equity Reserve. A reserve in the amount equal to the difference between $10,000,000 and the amount of all principal payments made on account of the FIFO Loans at the time of calculation; provided that the Equity Reserve shall be imposed only if, on or before May 15, 2010, BGI fails to receive Net Cash Proceeds in the sum of at least $25,000,000 (the "New Equity Amount”) (the “New Equity Raise”); provided, further that (i) the Equity Reserve shall be removed at such time as the New Equity Raise occurs; or (ii) if BGI receives Net Cash Proceeds from the sale of its Capital Stock on or before May 15, 2010 but such amount is less than the New Equity Amount, the Equity Reserve shall be reduced to an amount equal to the New Equity Amount less the amount of the Net Cash Proceeds actually received, so long as a positive number; or (iii) if BGI receives Net Cash Proceeds from the sale of its Capital Stock on or before May 15, 2010 but such amount, less the amount of any Distributions necessary to effectuate the New Equity Raise (to the extent such Distributions are permitted to be made pursuant to §9.4(c)(ii)), is less than the New Equity Amount, the Equity Reserve shall be reduced to an amount equal to the New Equity Amount less the amount of the Net Cash Proceeds actually received, less the amount of such Distributions.
     ERISA. The Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate. Any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to the Pension Funding Rules).
     ERISA Event. (a) A Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent under Title IV of ERISA or in endangered or critical status under the Pension Funding Rules; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of the Pension Funding Rules; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.
     Eurocurrency Base Rate. See the definition of “Eurocurrency Rate”.
     Eurocurrency Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurocurrency Rate Loans.
     Eurocurrency Rate. For any Interest Period with respect to a Eurocurrency Rate Loan, the greater of (a) 2.50% and (b) a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate	=	Eurocurrency Base Rate
1.00 — Eurocurrency Reserve Percentage
Where,
     Eurocurrency Base Rate means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Rate Loan with a term equivalent to such Interest Period would be offered by Bank of America’s London branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for U.S. Dollars at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.
     Eurocurrency Reserve Percentage means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
     Eurocurrency Rate Loans. Loans bearing interest calculated by reference to the Eurocurrency Rate.
     Event of Default. See §13.1.
     Excess Availability. At any time of determination, (a) the lesser of (i) the ABL Borrowing Base at such time, and (ii) the Total First Lien Commitment at such time, minus (b) the Total Facility Usage at such time.
     Exchange Rate. With respect to any currency other than Dollars, at any date of determination thereof, the Spot Rate of exchange for the conversion of such currency into Dollars and with respect to Dollars, at any date of determination thereof, the Spot Rate of exchange for the conversion of Dollars into the applicable currency.
     Excluded Subsidiaries. Each of (a) BB Holdings, Inc., a Michigan corporation, (b) WB Holdings, Inc., a Michigan corporation, (c) BINC Acquisition Company, a Michigan corporation, (d) Walden Acquisition Company, a Michigan corporation, (e) Borders/JGE Joint Venture LLC, a Michigan limited liability company, (f) Borders Online, Inc., a Colorado corporation, (g) Walden Online, Inc., a Colorado corporation, (h) Borders Fulfillment, Inc., a Delaware corporation, (i) Borders Online, LLC, a Delaware limited liability company, (j) BGI Franchise PTY Ltd., a limited company organized under the laws of Australia, (k) Borders Bookstore (M) SDN BHD, a limited liability company organized under the laws of Malaysia, (l) BGI (UK), Ltd., a company with limited liability incorporated under the laws of England and Wales, (m) Books Etc. Properties, Ltd., a company with limited liability incorporated under the laws of England and Wales, (n) Charing Cross Properties, Ltd., a company with limited liability incorporated under the laws of England and Wales, and (o) Evermatch, Ltd., a company with limited liability incorporated under the laws of England and Wales.
     Excluded Taxes. With respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or considered to be present or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is considered to be located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of §5.17(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under §5.12), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to deliver documentation in accordance with clause (B) of §5.17(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to §5.17(a)(ii) or (c).

     Existing First Lien Credit Agreement. That certain Second Amended and Restated Multicurrency Revolving Credit Agreement dated as of July 31, 2006, as amended, by and among BGI, Borders and BGP (UK) Limited, as borrowers, the lenders party thereto, Bank of America, N.A. in its capacity as administrative agent for such lenders, JPMorgan Chase Bank, N.A. and Wells Fargo Retail Finance, LLC in their respective capacity as co-syndication agents thereunder, and LaSalle Retail Finance, a division of LaSalle Business Credit, LLC and General Electric Capital Corporation, in their respective capacity as co-documentation agents thereunder.
     Existing Tranche. As defined in the First Lien Credit Agreement.
     Extended Tranche. As defined in the First Lien Credit Agreement.
     FASB ASC. The Accounting Standards Codification of the Financial Accounting Standards Board.
     Federal Funds Effective Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for the Business Day next succeeding such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any next succeeding Business Day, Federal Funds Effective Rate for any such day shall be the average rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as reasonably determined by the Administrative Agent.
     Fee Letter. The letter agreement, dated as of the Effective Date, among the Borrowers and the Administrative Agent, as amended and in effect from time to time.
     Fees. Collectively, all fees in favor of any Lender, the Administrative Agent or any other Secured Party, referred to herein or in any other Loan Document.
     FIFO Loans. Loans made by Bank of America in accordance with the provisions of Section 2.1.1 hereof. As of the Effective Date the FIFO Loans aggregate $10,000,000.
     FILO Loans. Loans made by the Lenders (other than Bank of America) in accordance with the provisions of Section 2.1.1 hereof. As of the Effective Date, the FILO Loans aggregate $80,000,000.
     Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).
     First Lien Agent. Bank of America, N.A., in its capacity as first lien administrative agent under the First Lien Loan Documents, and its successors and assigns.
     First Lien Borrowers. Collectively, BGI, Borders, Inc., and any other Subsidiary of BGI which becomes a borrower thereunder.
     First Lien Credit Agreement. The Third Amended and Restated Revolving Credit Agreement dated on or about the Effective Date, among the First Lien Borrowers, the guarantors party thereto, the First Lien Agent, the First Lien Lenders, and the other parties thereto from time to time, in form and substance satisfactory to the Administrative Agent, as it may be amended, restated, supplemented, modified, renewed, replaced or refinanced in whole or in part from time to time and any other agreement extending the maturity of, consolidating, otherwise renewing, replacing or refinancing all or any portion of the First Lien Indebtedness or all or any portion of the amounts owed under any other agreement that itself is the First Lien Credit Agreement hereunder and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of First Lien Indebtedness that may be incurred thereunder, in each case in a manner consistent with and that does not violate the terms of the Intercreditor Agreement.
     First Lien Credit Facility. That certain revolving credit facility by the First Lien Agent and the First Lien Lenders pursuant to the First Lien Loan Documents.
     First Lien Indebtedness. The Indebtedness of the First Lien Borrowers pursuant to the First Lien Loan Documents.
     First Lien Lenders. Collectively, the lenders under the First Lien Loan Documents.
     First Lien Loan Documents. Collectively, the First Lien Credit Agreement and each of the other “Loan Documents” referred to therein, and as amended from time to time in accordance with the terms hereof and the Intercreditor Agreement.
     First Lien Obligations. Has the meaning given to the term “Obligations” in the First Lien Credit Agreement.
     First Lien Required Lenders. Has the meaning given to the term “Required Lenders” in the First Lien Credit Agreement.
     First Lien Secured Parties. Collectively, the “Secured Parties” under and as defined in the First Lien Credit Agreement.
     Fiscal Quarter. Subject to §7.4.1, for the first three Fiscal Quarters of each year, the 13 week period commencing on the day after the last day of the preceding Fiscal Quarter and for the fourth Fiscal Quarter of each year, the period commencing on the day after the last day of the third Fiscal Quarter and ending on the Saturday closest to January 31 of each year. As used herein, “FQ1 2xxx” refers to the first Fiscal Quarter of the 2xxx Fiscal Year, “FQ2 2xxx” refers to the second Fiscal Quarter of the 2xxx Fiscal Year and so on.
     Fiscal Year. Subject to §7.4.1, the 52/53 week period commencing on the day after the last day of the preceding Fiscal Year and ending on the Saturday closest to January 31 of each year. By way of illustration, BGI’s 2009 Fiscal Year ended January 30, 2010.
     Fixed Charge Coverage Ratio. As of any date of determination, the ratio of (a) Consolidated Operating Cash Flow for the Reference Period most recently ended to (b) Consolidated Fixed Charges for such Reference Period.
     Foreign Lender. Any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     Foreign Subsidiary. Any Subsidiary of BGI (other than BGP (UK)) organized under the laws of any jurisdiction other than the United States of America, any state or territory thereof or the District of Columbia.

     FRB. The Board of Governors of the Federal Reserve System of the United States.
     Freight Forwarder Agreement. Each freight forwarder agreement required by the Administrative Agent, in all cases such agreement to be in form, scope and substance satisfactory to the Administrative Agent.
     Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     GAAP or generally accepted accounting principles. (a) When used in §10 whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the Fiscal Year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of BGI reflected in its financial statements for the year ended on the Balance Sheet Date (unless otherwise agreed to by the parties hereto as contemplated by §1.3), and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of BGI adopting the same principles, provided that in each case referred to in this definition of "GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.
     Governing Documents. With respect to any Person, its certificate or articles of incorporation or organization, its by-laws, or, as the case may be, its certificate of formation, limited partnership certificate, operating agreement, limited partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
     Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
     Guaranteed Obligations. See §6.1.
     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
     Guarantors. Each Borrower, each Subsidiary party hereto for purposes of §6 hereof, any Person that becomes party to the First Lien Credit Agreement as a guarantor thereunder, and any Subsidiary of BGI which executes a Joinder Agreement as a Guarantor of all of the Obligations pursuant to the provisions of this Loan Agreement after the Effective Date.
     Guaranty. The Guaranty set forth in §6 of this Loan Agreement, made by each Guarantor in favor of the Secured Parties pursuant to which each Guarantor guarantees to the Secured Parties the payment and performance of the Obligations.
     Hazardous Substances. See §7.17(b).

     Hedging Agreement. (a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. and any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     Increased ABL Advance Rate Conditions. At any time of determination, the satisfaction of each of the following: (a) no Default or Event of Default shall then exist and be continuing or result from any increase in the advance rate against Eligible Inventory, and (b) the principal balance of the Loans shall not exceed $50,000,000.
     Incremental Seasonal Amount. So long as it is a positive number, the sum of $35,000,000 minus any prepayments made with respect to the FILO Loans.
     Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:
     (a) every obligation of such Person for money borrowed,
     (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,
     (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,
     (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),
     (e) every obligation of such Person under any Capitalized Lease,
     (f) every obligation of such Person under any Synthetic Lease,
     (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,
     (h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock, but only to the extent such equity related purchase obligations provide that the purchase, redemption, retirement or other acquisition is required to occur prior to the Maturity Date,
     (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),
     (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable Law,
     (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.
     The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than BGI or any of its Wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or Interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     Notwithstanding anything to the contrary in this definition of Indebtedness, the obligations (whether for cash, common shares of BGI or otherwise) of BGI and its Subsidiaries to settle the Pershing Square Warrants, any stock appreciation rights issued in lieu thereof or any debt or equity instruments (including interest and fees thereon) issued as a result of or in connection with the deferral of any payment in respect of the Pershing Square Warrants or any settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise thereof shall not constitute Indebtedness hereunder.
     Indemnified Taxes. Taxes other than Excluded Taxes.
     Insolvency Proceeding. As to any Person, any of the following: (i) any case or proceeding, whether voluntary or involuntary, with respect to such Person under any Debtor Relief Law or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person, (ii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian, administrator or other insolvency official with similar powers with respect to such Person or any of its assets, (iii) any proceeding for liquidation, dissolution or other winding up of the business of such Person, or (iv) any assignment for the benefit of creditors or any marshalling of assets of such Person.
     Intellectual Property. As defined in the Security Agreement.
     Intellectual Property Security Agreement. Collectively, (i) the Trademark Security Agreement, (ii) the Patent Security Agreement, (iii) the Copyright Security Agreement, and (iv) any other intellectual property security agreements or joinder or supplement thereto in respect of any Intellectual Property that may be entered into after the Effective Date with respect to any Subsidiary of a Borrower or a Guarantor formed or acquired after the Effective Date, in each case, in form and substance satisfactory to the Administrative Agent and as amended and in effect from time to time.
     Intercreditor Agreement. That certain Intercreditor Agreement, dated as of March 31, 2010, among the Administrative Agent, the First Lien Agent, the Borrowers, the Guarantors and the other parties thereto (if any), in form and substance satisfactory to the Administrative Agent.
     Interest Payment Date. The last day of each calendar month.
     Interest Period. With respect to each Loan, (a) initially, the three-month period commencing on the Effective Date of such Loan; and (b) thereafter, each three-month period commencing on the last day of the next preceding Interest Period applicable to such Loan; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (c) any Interest Period that would otherwise extend beyond the applicable Maturity Date for any Loan shall end on the Maturity Date.
     Interim Concentration Accounts. See §8.15.1.
     Inventory Advance Rate. (a) From the Effective Date through December 31, 2010, an amount equal to ninety percent (90%); and (b) thereafter, an amount equal to eighty-seven and one-half percent (87.5%) (subject to increase to ninety percent (90%) on the terms and as provided in clause (b) of the definition of ABL Borrowing Base).
     Inventory Reserves. As defined in the First Lien Credit Agreement.
     Investments. All expenditures made and all liabilities incurred (contingently or otherwise) by a Person (i) for the acquisition of Capital Stock of any other Person, (ii) for the acquisition of any Indebtedness of any other Person, (iii) for the making of any loan, advance, capital contribution or transfer of property to another Person, or (iv) in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof; and (e) the amount of any Investment made by a transfer of property shall be valued at the fair market value of such transferred property at the time of such transfer.
     IP Subordination Conditions. (a) No Default or Event of Default shall exist at the time of and after giving effect to the subordination of the lien and security interest of the Administrative Agent in the Intellectual Property to the lien of the First Lien Agent, and (b) the Administrative Agent shall be reasonably satisfied that it continues to hold a valid perfected lien and security interest in the Intellectual Property, subject only to the lien of the First Lien Agent and to Permitted Liens having priority over the Lien of the Administrative Agent by operation of applicable Law, and (c) the principal balance of the Loans shall have been reduced to $50,000,000 or less.
     Joinder Agreements. Joinder agreements in substantially the form of Exhibit D hereto pursuant to which Subsidiaries of BGI become parties to and agree to be bound by the provisions of this Loan Agreement as a Guarantor.
     Joint Venture. Any corporation, partnership, limited liability company, joint venture or other entity in which BGI and its Subsidiaries own not more than 50% of the capital stock, partnership interests, membership interests or other ownership interests and which does not meet the definition of “Subsidiary” herein.
     Kobo. Kobo Inc., a corporation incorporated under the laws of Ontario, Canada.
     Laws. Means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     Lender Affiliate. With respect to any Lender, (a) an Affiliate of such Lender or (b) any Approved Fund.
     Lenders. The lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §15.
     Lien. Any mortgage, deed of trust, security interest, charge, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise, but excluding any right of set off arising by operation of law or pursuant to agreements entered into in the ordinary course of business), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of the foregoing).
     Loan Agreement or Agreement. This Term Loan Agreement, including the Schedules and Exhibits hereto.
     Loan Documents or Finance Documents. This Loan Agreement, the Notes, the Fee Letter, the Security Documents, the Joinder Agreements, the Intercreditor Agreement and any other instruments, certificates or documents (including, without limitation, all Borrowing Base Reports and all Compliance Certificates) delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith.
     Loans. Any loan made by a Lender to the Borrowers pursuant to §2.1.1 hereof. The term “Loans” includes both FIFO Loans and FILO Loans.
     Local Accounts. See §8.15.1.
     London Banking Day. Any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):
     (a) a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of any of the Borrowers, individually, or the Borrowers and their Subsidiaries, taken as a whole;
     (b) a material adverse effect on the ability of any of the Borrowers, individually, or the Borrowers and their Subsidiaries, taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or
     (c) any impairment of the validity, binding effect or enforceability of this Loan Agreement or any of the other Loan Documents or any impairment of the rights or remedies available to the Administrative Agent or any Lender under any Loan Document.

     Maturity Date. March 31, 2014.
     Multiemployer Plan. Any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     Multiple Employer Plan. A Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     Net Cash Proceeds. With respect to any sale, transfer or other disposition by any Borrower or any Guarantor or any proceeds of a casualty, condemnation or eminent domain, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Borrower or Guarantor to third parties (other than Affiliates)), plus (B) taxes actually paid in connection with any such sale or disposition and reserves for non-delinquent taxes in connection with the business sold for periods prior to such sale.
     With respect to the issuance of any Capital Stock by any Borrower or any Guarantor, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) underwriting discounts and commissions, and other reasonable out-of-pocket expenses, incurred by the Borrowers and Guarantors in connection therewith, plus (B) the amount of any Indebtedness of any of the Borrowers and Guarantors that is repaid in connection with such transaction.
     Net Debt. Prior to the Paperchase Sale and solely with respect to Paperchase, at any time of calculation, the difference between the total Indebtedness of Paperchase then outstanding and the cash and cash equivalents of Paperchase at such time (but in no event less than zero).
     Net Debt Reserve. Prior to the Paperchase Sale, a reserve in an amount equal to the sum of (a) 75% of Net Debt as of the last day of each fiscal month of Paperchase, provided that if that portion of Consolidated EBITDA attributable to Paperchase is equal to or greater than the Dollar equivalent of 4,000,000 pounds sterling in any Fiscal Year, the Net Debt Reserve shall be in an amount equal to 50% of Net Debt as of the last day of each fiscal month of Paperchase for the immediately subsequent Fiscal Year, plus (b) the Annual Net Debt Amount.
     Note Record. A Record with respect to a Note.
     Notes. See §2.6.2.
     Obligations. Singly, any of, and collectively, all of, the Borrower Obligations and all of the Guaranteed Obligations.
     Other Taxes. All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Loan Agreement or any other Loan Document.

     Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
     Overnight Rate. For any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     Paperchase. Paperchase Products Limited, a company with limited liability incorporated under the laws of England and Wales, and its Subsidiaries.
     Paperchase Sale. The proposed sale of Paperchase by BGI (or its relevant Subsidiary) to a third party purchaser to the extent expressly permitted by, and subject to the terms of, §9.5.2(d)(ii).
     Participant. See §15.4.
     Patent Security Agreement. That certain Patent Collateral Assignment and Security Agreement, executed and delivered on the Effective Date, among the Borrowers, the Guarantors, each of their respective Subsidiaries and the Administrative Agent, in form and substance satisfactory to the Administrative Agent and any other patent security agreement or joinder or supplement thereto that may be entered into after the Effective Date with respect to a Subsidiary of a Borrower or a Guarantor formed or acquired after the Effective Date, each as amended, supplemented or otherwise modified from time to time.
     PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
     Pension Act. The Pension Protection Act of 2006, as amended.
     Pension Funding Rules. The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans or Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412 and 430 through 436 of the Code and Sections 302 through 305 of ERISA.
     Pension Plan. Any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) maintained or contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
     Permitted Liens. Liens permitted by §9.2.
     Permitted Restructuring Transactions and Permitted Restructuring Transaction. Any one or more of the transactions described on Schedule 1.01A hereto so long as any such transaction is consummated in accordance with such Schedule 1.01A.
     Pershing Square. Pershing Square Capital Management, L.P. and/or its Affiliates (including their respective managed funds but excluding BGI and its Subsidiaries).
     Pershing Square Term Loan Documents. The term loan agreement dated as of April 9, 2008, and with a maturity date of April 1, 2010, among BGI, Pershing Square as the term loan agent, the lenders party thereto and the other parties thereto, together with all agreements, documents, instruments and certificates relating to the transactions contemplated thereby.
     Pershing Square Term Loan Facility. That certain term loan facility in an aggregate principal amount up to $42,500,000 provided to BGI by Pershing Square and the other lenders under such facility, pursuant to the Pershing Square Term Loan Documents.
     Pershing Square Warrants. The warrants to purchase common stock issued by BGI to Pershing Square on April 9, 2008 under the Pershing Square Warrant Transaction, and including any stock appreciation rights and/or derivatives issued in lieu of all or a portion thereof under the Pershing Square Warrant Transaction.
     Pershing Square Warrant Transaction. The issuance by BGI to Pershing Square on April 9, 2008 of warrants to purchase BGI common stock pursuant to the Warrant and Registration Rights Agreement, dated as of April 9, 2008, between BGI and Computershare Trust Company N.A., as Warrant Agent.
     Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.
     Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiemployer Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     Property. Any and all property, whether real, personal, tangible, intangible or mixed, both owned and leased pursuant to Capitalized Leases, of any Person.
     Purchase Card Reserve. An amount equal to the then liabilities and obligations of the Borrowers and/or Guarantors as reported to the Administrative Agent in accordance with the provisions of Section 8.4(j) hereof with respect to purchase cards then provided or outstanding (including, without limitation, the purchase card presently provided by JPMorgan Chase Bank, N.A.), provided that a Purchase Card Reserve shall not be required to be established until the earliest of (a) such time as Adjusted Excess Availability is less than or equal to $105,000,000; (b) the commencement of an Insolvency Proceeding involving any Borrower or any Guarantor; or (c) a sale of all or substantially all of the retail operations or inventory by any Borrower or Guarantor through store closing, going-out of business or similar sales; provided, further, that a Purchase Card Reserve shall not be required to be maintained if (x) Adjusted Excess Availability is greater than $105,000,000; and (y) no Insolvency Proceeding has been commenced against any Borrower or any Guarantor.
     RCRA. See §7.17(a).
     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by BGI or any of its Subsidiaries.
     Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.
     Reference Period. As of any date of determination, the period of twelve (12) consecutive fiscal months of BGI and its Subsidiaries ending on such date, or if such date is not a fiscal month end date, the period of twelve (12) consecutive fiscal months most recently ended (in each case treated as a single accounting period).
     Register. See §15.3.
     Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     Replacement Lender. See §5.12.
     Reportable Event. Any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     Required Lenders. As of any time following the initial advance of the Loans, the Lenders having or holding Loans representing at least fifty-one percent (51%) of the outstanding Loans. As of any time prior to the initial advance of the Loans, the Lenders having or holding Commitments representing at least fifty-one percent (51%) of the total Commitments.
     Restricted Payments. In relation to BGI and its Subsidiaries, any (a) Distribution, (b) payment in cash or other property (other than common shares or additional warrants or rights to acquire common shares or other equity securities or stock appreciation rights of BGI) arising or resulting from the settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise of the Pershing Square Warrants or any debt or equity instruments (including interest and fees thereon) issued as a result of or in connection with the deferral of any payment in respect of the Pershing Square Warrants or any settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise thereof or (c) derivatives or other transactions with any financial institution, fund, commodities or stock exchange, clearinghouse or other Person (a “Derivatives Counterparty”) obligating BGI or any of its Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of BGI or such Subsidiary.
     Revolving Lender. As defined in the First Lien Credit Agreement.
     SARA. See §7.17(a).
     Seasonal Availability Requirement. See §10.1(b).
     Secured Parties. Collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to terms hereof, and the other Persons (including, without limitation, any Affiliate of any Lender) the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.
     Securities Pledge Agreement. Collectively, (a) that certain Securities Pledge Agreement, executed and delivered on the Effective Date, among the Borrowers, the Guarantors and the Administrative Agent, (b) any other securities pledge agreement or joinder or supplement thereto that may be entered into after the Effective Date with respect to a Subsidiary of any Borrower or any Guarantor formed or acquired after the Effective Date and required to join such securities pledge agreement hereunder, in each case, in form and substance reasonably acceptable to the Administrative Agent and as amended and in effect from time to time, and (c) all other instruments, agreements and documents executed or delivered pursuant to or in connection with such securities pledge agreement (including, without limitation, any certificates representing pledged Capital Stock or transfer powers delivered in connection therewith).

     Security Agreement. Collectively, (a) the Security Agreement, dated as of the Effective Date, among BGI, the other Borrowers, the Guarantors, any other parties thereto and the Administrative Agent and in form and substance satisfactory to the Lenders and the Administrative Agent (as the same may be amended from time to time), (b) and any other security agreement or joinder or supplement thereto that may be entered into after the Effective Date with respect to a Subsidiary of a Borrower or a Guarantor formed or acquired after the Effective Date and required to join such security agreement hereunder, in each case, in form and substance reasonably acceptable to the Administrative Agent and as amended and in effect from time to time, and (c) all other instruments, agreements and documents executed or delivered pursuant to or in connection with such security agreement (including, without limitation, any perfection certificates or collateral certificates delivered in connection therewith).
     Security Documents. Collectively, the Security Agreement, the Deed, the Intellectual Property Security Agreement, the Securities Pledge Agreement, the Agency Account Agreements, the Freight Forwarder Agreements and all other instruments and documents, including without limitation Uniform Commercial Code financing statements (or the foreign equivalent, if applicable), required to be executed or delivered pursuant to any Security Document, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
     Small Format Stores. The stores owned by any Borrower or any of its Subsidiaries that consist of Waldenbooks stores, Borders airport stores, “Borders Express” stores and “Borders Outlet” stores.
     Solvent. With respect to any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     Spot Rate. For a currency, the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
     Subordinated Debt. Indebtedness of a Borrower or Guarantor that is subordinate in right of payment to any or all of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent and which provides, without limitation, (a) for a maturity after the Maturity Date, (b) that such Indebtedness is unsecured, (c) that no principal payments shall be required to be made until after the Maturity Date, and (d) interest shall accrue and be payable in kind or in cash (subject to the right of the Administrative Agent to impose a payment blockage period upon the occurrence and during the continuance of any Default or Event of Default) at a rate of interest reasonably acceptable to the Administrative Agent.
     Subsidiary. With respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.
     Taxes. All present or future taxes, including all levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges relating to such amounts imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     Term Borrowing Base Reserve. Has the meaning set forth in Section 10.2 hereof.
     Term Loan Facility. The term loan facility provided to the Borrowers under this Loan Agreement.
     Term Loan Facility Borrowing Base. An amount equal to the lesser of (a) $90,000,000 (as such amount shall be reduced on a dollar-for-dollar basis for all prepayments of the Loans) and (b) the Borrowing Base Requirement.
     Term Loan Priority Account. A non-interest bearing account in the name of the Administrative Agent established with a financial institution acceptable to the Administrative Agent, into which solely proceeds of the Term Priority Collateral shall be deposited.
     Term Priority Collateral. Has the meaning given to such term in the Intercreditor Agreement.
     Total Facility Usage. Has the meaning given to such term in the First Lien Credit Agreement.
     Total First Lien Commitment. Has the meaning given to the term “Total Commitment” in the First Lien Credit Agreement.
     Trademarks. As defined in the Security Agreement.
     Trademark Security Agreement. That certain Trademark Collateral and Security Pledge Agreement, executed and delivered on the Effective Date, among the Borrowers, the Guarantors, each of their respective Subsidiaries and the Administrative Agent, in form and substance satisfactory to the Administrative Agent and any other trademark security agreement or joinder or supplement thereto that may be entered into after the Effective Date with respect to a Subsidiary of a Borrower or a Guarantor formed or acquired after the Effective Date and required to join such trademark security agreement hereunder, each as amended, supplemented or otherwise modified from time to time.

     Wholly-owned Subsidiary. Any Subsidiary of BGI of which all of the outstanding shares of capital stock or other equity interests are owned by BGI (whether directly or through one or more Wholly-owned Subsidiaries of BGI) except for (a) directors’ qualifying shares in jurisdictions where such qualifying shares are required, and (b) non-voting stock issued pursuant to employee stock or stock option plans; provided that (i) in respect of Paperchase, such stock shall be in lieu of cash compensation that the applicable employees would otherwise have received in the ordinary course of business, as reasonably determined by the board of directors or other governing body of Paperchase, and (ii) in respect of any other Subsidiary, the aggregate amount of such stock shall not exceed 1% of such Subsidiary’s outstanding stock.
     1.2. Rules of Interpretation.
     (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Loan Agreement; provided that any terms used herein which are defined by reference to the First Lien Credit Agreement shall mean such terms as defined in the First Lien Credit Agreement as of the Effective Date, without giving effect to any modifications or amendments thereto except to the extent that the Required Lenders under this Loan Agreement consent thereto.
     (b) The singular includes the plural and the plural includes the singular.
     (c) A reference to any law includes any amendment or modification to such law.
     (d) A reference to any Person includes its permitted successors and permitted assigns.
     (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
     (f) The words “include”, “includes” and “including” are not limiting.
     (g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.
     (h) Reference to a particular “§” refers to that section of this Loan Agreement unless otherwise indicated.
     (i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Loan Agreement as a whole and not to any particular section or subdivision of this Loan Agreement.
     (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

     (k) This Loan Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
     (l) This Loan Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Loan Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.
     1.3. Accounting Principles. Except as otherwise provided in this Loan Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Loan Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate); provided, however, that if any change in GAAP or the application thereof occurs hereafter, or if BGI adopts a change to its accounting principles or methods with the agreement of its independent certified public accountants, and such change results in a change in the calculation of any financial covenant or restriction set forth herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenant or restriction so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition and results of operations of BGI and its Subsidiaries shall be the same after such change as if such change had not been made. Pending the resolution of any such negotiations, the Borrowers agree to provide to each of the Lenders such unaudited financial information and pro forma statements using the accounting methods and principles used in the preparation of the audited financial statements for the Fiscal Year ended as of the Balance Sheet Date, as are necessary to enable the Lenders to test the financial covenants contained herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
2. THE TERM LOAN FACILITY.
     2.1. Term Loan.
     2.1.1. Commitment to Lend under Term Loan Facility. Subject to the terms and conditions set forth in this Loan Agreement, including, without limitation, §5.17(g), each of the Lenders severally agrees to lend to the Borrowers on the Effective Date, the amount set forth opposite such Lender’s name in Schedule 1 (such amount being referred to herein as such Lender’s “Commitment”). Any such Loans which are repaid or prepaid may not be reborrowed.
     2.1.2. [Reserved].
     2.1.3. [Reserved].
     2.2. [Reserved].
     2.3. [Reserved].

     2.4. [Reserved].
     2.5. [Reserved].
     2.6. Evidence of Loan Obligations.
     2.6.1. Loan Accounts. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note as set forth in §2.6.2 which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, type, amount, currency, and maturity of its Loans and payments with respect thereto.
     2.6.2. The Notes. Upon the request of any Lender to the Borrowers, such Lender’s Loans shall be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A hereto (each a “Note”) in each case dated as of the Effective Date (or such other date on which a Lender may become a party hereto in accordance with §15 hereof) and completed with appropriate insertions. One Note shall be payable to the order of each such requesting Lender in a principal amount equal to the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. Each of the Borrowers irrevocably authorizes each Lender to make or cause to be made, at or about the time of receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Note Record reflecting the receipt of such payment.
     2.7. Interest on Loans. Except as otherwise provided in §5.11:
     (a) the Loans shall bear interest at the rate per annum equal to the sum of (i) the Eurocurrency Rate plus (ii) 12.25%.
     (b) each Borrower promises to pay interest on each Loan made to it (and the Borrowers jointly and severally promise to pay interest on all the Loans) in arrears on each Interest Payment Date with respect thereto and at such other times as may be specified herein. Interest on the Loans shall be payable in Dollars. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws.
     2.8. [Reserved].
     2.9. Funds for Loans. Not later than 2:00 p.m. (Eastern time) on the Effective Date, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrowers the aggregate amount of the Loans made available to the Administrative Agent by the Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on the Effective Date the amount of its Commitment Percentage of the Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of the Loans.
3. REPAYMENT OF THE LOANS.
     3.1. Maturity. The Borrowers jointly and severally promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.
     3.2. Mandatory Repayments of the Loans.
     (a) Immediately upon the occurrence of the Paperchase Sale, the Borrowers shall apply the Net Cash Proceeds up to $25,000,000 received in connection with such sale to prepay the Loans, and as long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the remainder of such Net Cash Proceeds shall be applied to repay the obligations under the First Lien Credit Facility; (and if a Default or Event of Default shall have occurred and be continuing or would result therefrom, the remainder of such Net Cash Proceeds shall be utilized to prepay the Loans).
     (b) (i) Immediately upon the sale or disposition of any Term Priority Collateral resulting in Net Cash Proceeds in excess of $50,000, except as provided in Section 3.2(c), the Borrowers shall apply all of the Net Cash Proceeds received in connection therewith to prepay the Loans, and (ii) quarterly, on the first day of each fiscal quarter, except as provided in Section 3.2(c), the Borrowers shall prepay the Loans in an amount equal to all of the Net Cash Proceeds received in connection with any other sales or dispositions of any Term Priority Collateral during the immediately preceding fiscal quarter.
     (c) Upon any casualty, condemnation or eminent domain proceeding relating to any furniture, fixtures and equipment constituting Term Priority Collateral, as long as no Event of Default shall have occurred and be continuing, the Borrowers shall deposit the Net Cash Proceeds therefrom into the Term Loan Priority Account. Such Net Cash Proceeds shall be applied to prepay the Loans, if (i) a Default or Event of Default thereafter arises, or (ii) to the extent that any portion of the Net Cash Proceeds of such casualty, condemnation or eminent domain proceeding have not been reinvested by the

Borrowers within 180 days after the receipt of such Net Cash Proceeds to repair or replace the relevant asset.
     (d) Unless sooner paid, the principal amount of the FIFO Loans shall be repaid in equal monthly installments of $2,500,000 each on the first day of September, October, November and December, 2010.
     (e) Any repayment of the FILO Loans under this Section 3.2 shall be accompanied by a make-whole payment in the amount set forth in Section 3.3 hereof, provided that to the extent that the Loans prior to the occurrence of an Event of Default are prepaid as a result of either the Paperchase Sale or the sale or disposition of furniture, fixtures or equipment or any casualty, condemnation or eminent domain proceeding relating thereto, in each case which constitutes Term Priority Collateral, no make-whole payment shall be required to be paid.
     (f) All repayments under this Section 3.2 shall first be applied to FIFO Loans and thereafter shall be applied to FILO Loans. Any such payments applied to the FIFO Loans shall be applied in inverse order of maturity of the installment payments required under Section 3.2(d) hereof until the FIFO Loans have been repaid in full, but such payments shall not postpone the time for payment of any installment. Any amounts repaid may not be reborrowed.
     3.3. Optional Repayments of the Loans.
     (a) At any time, the Borrowers may prepay the outstanding principal amount of the Loans in whole or in part, provided, however, the principal amount of the FILO Loans being prepaid shall be paid together with the following make-whole payment (together with accrued and unpaid interest on the principal amount being prepaid) plus, in respect of an optional prepayment by the Borrowers of 100% of the outstanding principal amount of the Loans, any other amounts due and payable to the Administrative Agent or the Lenders at such time:

Prepayment Date	Make-Whole Payment
From and after the Effective Date through the date immediately preceding the 1st anniversary of the Effective Date	100% of the principal amount of the FILO Loans being prepaid plus a make whole premium equal to the greater of (x) all remaining unpaid interest and fees that would have otherwise accrued through the 1st anniversary of the Effective Date on such amount being prepaid and (y) 3.00% of the principal amount of the FILO Loans being prepaid

From and after the 1st anniversary of the Effective Date through the date immediately preceding the 2nd anniversary of the Effective Date	100% of the principal amount of the FILO Loans being prepaid plus a make whole premium equal to 3.00% of the

Prepayment Date	Make-Whole Payment
principal amount of the FILO Loans being prepaid

From and after the 2nd anniversary of the Effective Date through the date immediately preceding the 3rd anniversary of the Effective Date	100% of the principal amount of the FILO Loans being prepaid plus a make whole premium equal to 2.00% of the principal amount of the FILO Loans being prepaid

Thereafter	100% of the principal amount of the FILO Loans being prepaid
     (b) Notwithstanding the foregoing, from and after the Effective Date through the date immediately preceding the second anniversary of the Effective Date, so long as no Default or Event of Default shall have occurred and be continuing at the time of such proposed prepayment or would result therefrom, the Borrowers may prepay up to $20,000,000 of the outstanding amount of the FILO Loans at a price equal to 100% of the principal amount of the FILO Loans being prepaid plus a make whole premium equal to 2.00% of the principal amount of the FILO Loans being prepaid (together with accrued and unpaid interest on the principal amount being prepaid).
     (c) Each voluntary prepayment made pursuant to this §3.3 shall be made on the following terms and conditions: (i) any full or partial prepayment of the outstanding amount of any Loans pursuant to this §3.3 made other than on the last day of the Interest Period relating thereto shall be subject to the payment of any additional costs described in §5.10 incurred by any applicable Lender, (ii) the Borrowers shall give the Administrative Agent, no later than 10:00 a.m. (Eastern time), at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this §3.3 of Loans (which notice shall be irrevocable), in each case specifying the proposed date of prepayment of applicable Loans and the principal amount to be prepaid, (iii) each such partial prepayment of the applicable Loans shall, except in the case of a prepayment resulting from the Paperchase Sale, be in the amount of $1,000,000 or a multiple of $500,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied to the principal of the Loans (iv) all prepayments under this Section 3.3 shall first be applied to FIFO Loans and thereafter shall be applied to FILO Loans. Any such payments applied to the FIFO Loans shall be applied in inverse order of maturity of the installment payments required under Section 3.2(d) hereof until the FIFO Loans have been repaid in full, but such payments shall not postpone the time for payment of any future installment; and (v) with respect to any payments applied to the FILO Loans, if an Event of Default shall have occurred and be continuing at the time of any such payment or would result therefrom, each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s applicable FILO Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion. Any amounts prepaid may not be reborrowed.

4. [RESERVED].
5. CERTAIN GENERAL PROVISIONS.
     5.1. Administrative Agent’s Fees. The Borrowers jointly and severally agree to pay to the Administrative Agent and its Affiliates, at the times and in the manner set forth in the Fee Letter, the fees described in the Fee Letter for the accounts of the Persons named therein.
     5.2. BGI as Agent for other Borrowers. Each of the Borrowers, by its execution of this Loan Agreement, irrevocably authorizes BGI to give and receive all notices and instructions, to take all actions and make such agreements expressed to be capable of being given, received or taken by BGI or any other Borrower under this Loan Agreement and the other Loan Documents and notwithstanding that such notice, instruction, action or agreement may affect such other Borrower, and each Borrower shall, as regards the Administrative Agent and the other Lenders, be bound thereby as though each Borrower, as applicable, itself had given or received such notice or instruction, taken such action or made such agreement.
     5.3. Funds for Payments.
     5.3.1. Payments to Administrative Agent. All payments of principal and interest on Loans, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders or the Administrative Agent, as the case may be, at the Administrative Agent’s Office or, if the Administrative Agent from time to time so designates, directly to the Lenders or to another place, in each case at or about 11:00 a.m. (Eastern time or other local time at the place of payment) and in immediately available funds.
     5.3.2. No Offset, etc. Subject to Section 5.17, all payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrowers will pay to the Administrative Agent, for the account of the Lenders or the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable such Lenders or the Administrative Agent to receive the same net amount which such Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

     5.4. Computations. All computations of interest on the Loans and of Fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period”, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Note Records and accounts relating to such Loans from time to time shall be considered correct and binding on the Borrowers absent manifest error or unless within five (5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrowers to the contrary.
     5.5. Inability to Determine Eurocurrency Rate. In the event, prior to the commencement of any Interest Period relating to any Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Loan during any Interest Period with respect to a Loan, or (b) the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders. In such event, (i) each Eurocurrency Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan and (ii) the obligations of the Lenders to make or continue Eurocurrency Rate Loans shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders shall so notify the Borrowers and the Lenders.
     5.6. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     5.7. Additional Costs, etc. If any Change in Law shall:
     (a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Loan

Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or
     (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Loan Agreement or any of the other Loan Documents, or
     (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Loan Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or
     (d) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Loan Agreement, the other Loan Documents, the Loans, such Lender’s Commitment or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing clauses (a) through (d) is:
     (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or
     (ii) to reduce the amount of principal, interest or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment or any of the Loans, or
     (iii) to require such Lender or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, and receipt by the Borrowers of a certificate meeting the requirements of §5.9, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum.
     5.8. Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or any corporation controlling such Lender with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s commitment with respect to any Loans to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrowers of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the interest rate applicable to the Loans, the Borrowers jointly and severally agree to pay such Lender for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender of a certificate in accordance with §5.9 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.
     5.9. Certificate. A certificate setting forth any additional amounts payable pursuant to §§5.7 or 5.8 and a brief explanation of such amounts which are due, submitted and signed by any Lender or the Administrative Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.
     5.10. Indemnity. The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain any Loans, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) that such Lender may sustain or incur as a consequence of (a) default by a Borrower in payment of the principal amount of or any interest on any Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain its Loans or (b) the making of any payment of a Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.
     5.11. Interest After Default. Upon the occurrence and during the continuance of a Default or an Event of Default, all amounts payable hereunder or under any of the other Loan Documents (including, without limitation, overdue principal and (to the extent permitted by applicable Law) interest on the Loans, all other overdue amounts payable hereunder or under any of the other Loan Documents, and the principal of the Loans not overdue) shall bear interest compounded monthly and payable, without notice, demand or presentment, at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived in accordance with the terms hereof (after as well as before judgment and after as well as before the commencement of any proceeding under any Debtor Relief Law).
     5.12. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to §§5.7 or 5.8, (b) is unable to make or maintain Eurocurrency Rate Loans as a result of a condition described in §5.6 or (c) defaults in its obligation to make Loans in accordance with the terms of this Loan Agreement, the Borrowers may, so long as no Default or Event of Default has occurred and is then continuing, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing §5.6 to be applicable), or default referred to in clauses (a), (b) or (c), as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Borrowers in obtaining a replacement Lender satisfactory to the Administrative Agent and the Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, then such Affected Lender shall assign, in accordance with §15, all of its Commitment, Loans, Notes and other rights and obligations under this Loan Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the Borrowers shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§5.7 and 5.8. Upon the effective date of such assignment, the Borrowers shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Loan Agreement and the other Loan Documents.
     5.13. [Reserved].
     5.14. [Reserved].
     5.15. Concerning Joint and Several Liability of the Borrowers.
     (a) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders and the Administrative Agent under this Loan Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.
     (b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §5.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.
     (c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.
     (d) The Obligations of each of the Borrowers under the provisions of this §5.15 constitute the full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Loan Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.
     (e) Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Loans made under this Loan Agreement and the Notes, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Loan Agreement or any of the other Loan Documents), or of any demand for any payment under this Loan Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Loan Agreement and the other Loan Documents. Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent and the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Loan Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Administrative Agent and the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrowers or any other entity or Person primarily or secondarily liable for any Obligation. Such Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which the Administrative Agent or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower. If for any reason any of the other Borrowers has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any of the other Borrowers by reason of such other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Loan Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on such Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent and the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws or regulations thereunder which might, but for the provisions of this §5.15, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this §5.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this §5.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this §5.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower, or any of the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower or the Lenders. Each of the Borrowers acknowledges and confirms that it has itself established its own adequate means of obtaining from the other Borrower on a continuing basis all information desired by such Borrower concerning the financial condition of the other Borrower and that each such Borrower will look to the other Borrower and not to the Administrative Agent or any Lender in order for such Borrower to keep adequately informed of changes in the other Borrower’s financial conditions.
     (f) The provisions of this §5.15 are made for the benefit of the Lenders and the Administrative Agent and their respective permitted successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or the Administrative Agent or such successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against the other Borrower or to exhaust any remedies available to it or them against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this §5.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender or the Administrative Agent upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this §5.15 will forthwith be reinstated in effect, as though such payment had not been made.
     (g) Each of the Borrowers hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash. Any claim which any Borrower may have against the other Borrower with respect to any payments to the Lenders or the Administrative Agent hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrower therefor.
     (h) Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by either Borrower to the other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of the other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay the Obligations.
     5.16. Reserved.
     5.17. Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
          (ii) If the Borrowers or the Administrative Agent, as the case may be, shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrowers or the Administrative Agent, as the case may be, shall withhold or make such deductions as are determined by the Borrowers or the Administrative Agent, as the case may be, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrowers or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent or each Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrowers shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, under this Loan Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or by the Administrative Agent to a Governmental Authority as provided in this §5.17, the Borrowers shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Loan Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and the Administrative Agent executed originals of Internal

Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (a) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (b) executed originals of Internal Revenue Service Form W-8ECI,
     (c) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (e) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
     (iii) Each Lender shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its

Domestic Lending Office or its Eurocurrency Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its reasonable discretion, that it is entitled to receive a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall submit a claim for such refund at the Borrowers’ expense; provided that no claim of refund will be submitted if such refund will have an adverse effect on the Administrative Agent or such Lender. If the Administrative Agent or any Lender receives a refund, it shall pay to the applicable Borrower(s) an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or each Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent or each Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or each Lender in the event the Administrative Agent or each Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
     (g) OID. For all federal income tax purposes, the parties hereto hereby agree that the Loans are being issued with “original issue discount” within the meaning of Section 1273 of the Code. In connection therewith, the parties hereto agree that: (i) the issue price of each Loan; (ii) the original issue discount with respect to each Loan; (iii) the issue date of each Loan; and (iv) the yield to maturity of each Loan are as set forth on Schedule 1. Each party will recognize, report and adhere to the determination of the issue price, original issue discount, issue date and yield to maturity of each Loan set forth in subsections (i) through (iv) hereof and all other calculations regarding the amount of the “Original Issue Discount” for all federal, state and local tax purposes and will file all tax returns in a manner consistent with such determination, in each case unless otherwise required to so recognize, report, or file by the Internal Revenue Service or other applicable taxing authority, or by a change in applicable Law.
     6. GUARANTY AND COLLATERAL SECURITY.
     6.1. Guaranty of Payment and Performance. For value received and hereby acknowledged and as an inducement to the Lenders to make Loans to the Borrowers, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders, the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code (such obligations collectively being the “Guaranteed Obligations”). This §6 is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Obligations from the applicable

Borrower or, as the case may be, Borrowers or resort to any collateral security or other means of obtaining payment. Should any Borrower default in the payment or performance of any of its Obligations, the obligations of each Guarantor hereunder with respect to the Guaranteed Obligations shall become immediately due and payable to the Administrative Agent, for the benefit of the Lenders, and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by each Guarantor.
     Notwithstanding anything to the contrary contained in this §6, the parties hereto agree that Paperchase shall not be required to be a guarantor of any of the Obligations hereunder.
     The guarantee by each of the Borrowers pursuant to this Section 6.1 is without prejudice to its liability as a principal debtor under this Loan Agreement.
     6.2. Guaranty Absolute. Each of the Guarantors guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation, order, decree or directive (whether or not having the force of law) or any interpretation thereof, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto, including, without limitation, any law, regulation, order, decree or directive or interpretation thereof that purports to require or permit the satisfaction of any Guaranteed Obligation, other than strictly in accordance with the terms of this Loan Agreement. The liability of each Guarantor under this Guaranty with regard to the Guaranteed Obligations of each Borrower shall be absolute and unconditional irrespective of:
     (a) any lack of authorization, execution, validity or enforceability or any illegality of such Borrower to become a Borrower hereunder, this Loan Agreement and any amendment hereof (with regard to such Guaranteed Obligations), or any other obligation, agreement or instrument relating thereto (it being agreed by each Guarantor that the Guaranteed Obligations shall not be discharged prior to the final and complete satisfaction of all of the Obligations of the Borrowers) or any failure to obtain any necessary governmental consent or approvals or necessary third party consents or approvals;
     (b) the Administrative Agent’s or any Lender’s exercise or enforcement of, or failure or delay in exercising or enforcing, legal proceedings to collect the Obligations or the Guaranteed Obligations, as the case may be, or any power, right or remedy with respect to any of the Obligations or the Guaranteed Obligations, as the case may be, including (i) any suspension of the Administrative Agent’s or any Lender’s right to enforce against any other Borrower of the Guaranteed Obligations, or (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations of such Borrower or any other amendment or waiver of or any consent to departure from this Loan Agreement or the other Loan Documents (with regard to such Guaranteed Obligations) or any other agreement or instrument governing or evidencing any of the Guaranteed Obligations;
     (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations of such Borrower;
     (d) any change in ownership of such Borrower;
     (e) any acceptance of any partial payment(s) from such Borrower;

     (f) any insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, appointment of a receiver, examiner or trustee for all or any part of any Borrower’s assets;
     (g) any assignment, participation or other transfer, in whole or in part, of the Administrative Agent’s or any Lender’s interest in and rights under this Loan Agreement or any other Loan Document, or of the Administrative Agent’s or any Lender’s interest in the Obligations or the Guaranteed Obligations, as the case may be;
     (h) any cancellation, renunciation or surrender of any pledge, guaranty or any debt instrument evidencing the Obligations or the Guaranteed Obligations, as the case may be;
     (i) the Administrative Agent’s or any Lender’s vote, claim, distribution, election, acceptance, action or inaction in any bankruptcy or reorganization case related to the Obligations or the Guaranteed Obligations, as the case may be; or
     (j) any other action or circumstance, other than payment, which might otherwise constitute a defense available to, or a discharge of, such Borrower in respect of its Obligations or the Guaranteed Obligations, as the case may be.
     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization, examination of any Borrower or otherwise, all as though such payment had not been made.
     6.3. Effectiveness, Enforcement. The Guaranty herein of each Guarantor shall be effective and shall be deemed to be made with respect to each Loan made to a Borrower as of the time it is made. No invalidity, irregularity or unenforceability by reason of any bankruptcy or similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of a Borrower, and no defect in or insufficiency or want of powers of any Borrower or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against such Guaranty. This Guaranty is a continuing guaranty and shall (a) survive any termination of this Loan Agreement and (b) remain in full force and effect until payment in full in cash and performance of all Guaranteed Obligations and all other amounts payable under this Guaranty. This Guaranty is made for the benefit of the Administrative Agent and each of the Lenders and their respective successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any Lender first to exercise any rights against any Borrower or to exhaust any remedies available to it against any Borrower or to resort to any other source or means of obtaining payment of any of the Guaranteed Obligations or to elect any other remedy. In the event that acceleration of the time for payment (or the giving of notice of such acceleration) of the Guaranteed Obligations of any Borrower is stayed upon the insolvency, bankruptcy, examination or reorganization, of such Borrower or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Loan Agreement shall be immediately due and payable by each Guarantor under the Guaranty herein provided.
     6.4. Waiver. Each of the Guarantors hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations, and this Guaranty and any requirement that the Administrative Agent or any Lender secure, perfect or protect any security interest or lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral. Each of the Guarantors also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.
     6.5. Subordination; Subrogation. Until the termination of the Commitments and final payment and performance in full in cash of all of the Obligations, none of the Guarantors shall exercise and each hereby waives any rights against any Borrower as a result of payment by any Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and no Guarantor will prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in bankruptcy, insolvency or reorganization proceedings of any nature; no Guarantor will claim any set-off, recoupment or counterclaim against any Borrower in respect of any liability of such Guarantor to such Borrower; and each Guarantor waives any benefit of and any right to participate in any collateral which may be held by the Administrative Agent and any Lender. The payment of any amounts due with respect to any Indebtedness of any Borrower now or hereafter held by any Guarantor is hereby subordinated to the prior payment in full of the Guaranteed Obligations. Each Guarantor agrees that after the occurrence of any default in the payment or performance of the Guaranteed Obligations, such Guarantor will not demand, sue for, or otherwise attempt to collect any such Indebtedness of any of the Borrowers to such Guarantor until the Guaranteed Obligations then due shall have been paid in full in cash. If, notwithstanding the foregoing sentence, any Guarantor shall collect or receive any amounts in respect of such indebtedness, such amounts shall be collected and received by such Guarantor as trustee for the Administrative Agent and the Lenders and be paid over to the Administrative Agent for the respective accounts of the Administrative Agent and the Lenders on account of the Guaranteed Obligations without affecting in any manner the liability of any Guarantor under the other provisions of this §6. The provisions of this section shall survive the expiration or termination of the Loan Agreement and the other Loan Documents and the provisions of this section shall be supplemental to and not in derogation of any rights and remedies of the Administrative Agent or any Lender under any separate subordination agreement which the Administrative Agent or any Lender may at any time and from time to time entered into with any Guarantor for the benefit of the Administrative Agent or any Lender.
     6.6. Payments. Payments by each Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments made by each Guarantor under this §6 shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in §5.3.1 hereof, for the account of the Lenders and the Administrative Agent and in the same currency in which such Obligation was made, unless otherwise agreed to in writing by the Administrative Agent or the Lenders.
     6.7. Setoff. Each Guarantor grants to the Agents, the Issuing Banks and the Lenders, as security for the full and punctual payment and performance of all of such Guarantor’s obligations under this §6, a continuing lien on, security interest and right of setoff in all securities or other property belonging to such Guarantor now or hereafter held by any Agent, any Issuing Bank or such Lender and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from any Agent, any Issuing Bank or such Lender to such Guarantor or subject to withdrawal by such Guarantor. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Guaranteed Obligations, each of the Agents, each Issuing Bank and the Lenders is hereby authorized at any time and from time to time during the continuance of any Event of Default, without notice to any Guarantor (any such notice being expressly waived by the Guarantors) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of such Guarantor under this §6, whether or not such Agent, such Issuing Bank or such Lender shall have made any demand under this §6 and although such obligations may be contingent or unmatured.

     6.8. Further Assurances. Each Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may reasonably consider necessary or desirable to give full effect to this §6 and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. Each Guarantor acknowledges and confirms that it has established its own adequate means of obtaining from the Borrowers on a continuing basis all information desired by it concerning the financial condition of the Borrowers and that it will look to the Borrowers and not to the Administrative Agent or any Lender in order for it to keep adequately informed of changes of the financial condition of any Borrower.
     6.9. Successors and Assigns. This §6 shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, and permitted transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may, in accordance with the provisions of §15 and subject to the limitations set forth therein, assign or otherwise transfer this Loan Agreement, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to another Person, and such other Person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein. None of the Guarantors may assign any of its obligations hereunder. BGI may cause additional Subsidiaries of BGI to become Guarantors hereunder by causing such Subsidiary or Subsidiaries to agree to be bound by the provisions of this §6, to execute and deliver a Joinder Agreement to the Administrative Agent and to deliver such legal opinions and other documents and instruments as the Administrative Agent may request.
     6.10. Contribution. To the extent any of the Guarantors makes a payment hereunder in excess of the aggregate amount of the benefit received by such Person in respect of the extensions of credit under the Loan Agreement (the “Benefit Amount”), then such Person, after the payment in full in cash of all of the Guaranteed Obligations shall be entitled to recover from each such Person such excess payment, pro rata in accordance with the ratio of the Benefit Amount received by such other Person to the total Benefit Amounts received by each of the Guarantors, and the right to such recovery shall be deemed to be in asset and property of such Person so funding; provided that all such rights to recovery shall be subordinate and junior in right of payment to the final and indefeasible repayment in full in cash of all of the Obligations.
     6.11. [Reserved].
     6.12. Security of Borrowers. The Borrower Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable Law) in all of the Term Priority Collateral, pursuant to the terms of the Security Documents to which any Borrower or any Guarantor is a party and otherwise on terms and conditions and pursuant to documentation satisfactory to the Administrative Agent. The Borrower Obligations shall be secured by a perfected second priority security interest in the ABL Priority Collateral, pursuant to the terms of the Security Documents to which any Borrower or any Guarantor is a party and otherwise on terms and conditions and pursuant to documentation satisfactory to the Administrative Agent.
     6.13. Limitation on Guaranty of Obligations. In any action or proceeding with respect to any Guarantor involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of such Guarantor under §6.1 hereof would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said §6.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, Administrative Agent, Lenders, or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
7. REPRESENTATIONS AND WARRANTIES.
     Each of the Borrowers jointly and severally represents and warrants to the Lenders and the Administrative Agent as follows:
     7.1. Corporate Authority.
     7.1.1. Incorporation; Good Standing. Each of BGI and its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.
     7.1.2. Authorization. The execution, delivery and performance of this Loan Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers or any of their Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, any of the Borrowers or any of their Subsidiaries.
     7.1.3. Enforceability. The execution and delivery of this Loan Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by Debtor Relief Laws and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
     7.2. Governmental Approvals. The execution, delivery and performance by any of the Borrowers and any of their Subsidiaries of this Loan Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority other than those already obtained.

     7.3. Title to Properties; Leases. Except as indicated on Schedule 7.3 hereto, the Borrowers and their Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrowers and their Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens except Permitted Liens.
     7.4. Fiscal Year; Financial Statements and Projections.
     7.4.1. Fiscal Year. Each of the Borrowers and each of their Subsidiaries has a Fiscal Year which is the 52/53 week period ending on the Saturday closest to the last day in January; provided that the Borrowers and their Subsidiaries may change any Fiscal Year end date to a date not more than seven (7) days before or after the then scheduled end date of such Fiscal Year with written notice to the Administrative Agent not less than thirty (30) days prior to the commencement of such Fiscal Year. The Fiscal Quarters and Fiscal Year of the Borrowers and their Subsidiaries are accurately described in §1.1 hereof (except as otherwise noticed to the Administrative Agent pursuant to the proviso of the preceding sentence).
     7.4.2. Financial Statements. There has been furnished to each of the Lenders (a) a consolidated balance sheet of BGI and its Subsidiaries as at the Balance Sheet Date and consolidated statements of income and cash flow of the Borrowers and their Subsidiaries as at the Balance Sheet Date, certified by Ernst & Young LLP, and (b) a consolidated balance sheet and consolidated statements of income and cash flow of the Borrowers and their Subsidiaries for the FQ3 2009. Such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP and fairly present the financial condition of BGI and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of any Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of BGI, which were not disclosed in such balance sheet and the notes related thereto.
     7.4.3. Projections. The projections of the annual operating budgets of BGI and its Subsidiaries on a consolidated basis, balance sheets, income statements, cash flow statements and availability reports for the monthly periods from February 2010 through April 2011 and for the annual periods from Fiscal Year 2011 through Fiscal Year 2014, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of each of the Borrowers and each of their Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of BGI and its Subsidiaries of the results of operations and other information projected therein.

     7.5. No Material Adverse Effect, etc. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect. Since the Balance Sheet Date, the Borrowers have not made any Restricted Payment except as set forth in Schedule 7.5 hereto.
     7.6. Franchises, Patents, Copyrights, etc. BGI and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.
     7.7. Litigation. Except as set forth in Schedule 7.7 or Schedule 7.10 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against BGI or any of its Subsidiaries before any Governmental Authority, that, (a) might reasonably be expected to, either in any case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of BGI and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of BGI and its Subsidiaries, or (b) which question the validity of this Loan Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.
     7.8. [Reserved.]
     7.9. Compliance with Other Instruments, Laws, etc. Neither BGI nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.
     7.10. Tax Status. Except as set forth in Schedule 7.10 hereto, each of BGI and its Subsidiaries (a) has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject where, in the cases of state or foreign tax returns, failure to make such filing could have a Material Adverse Effect, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth in Schedule 7.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of any Borrower know of any basis for any such claim.
     7.11. No Event of Default. No Default or Event of Default has occurred and is continuing.
     7.12. Holding Company and Investment Company Acts. Neither of the Borrowers nor any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; nor is it is subject to regulation as a “public utility” under the Federal Power Act, as amended; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
     7.13. [Reserved.]
     7.14. Certain Transactions. Except as set forth on Schedule 7.14, none of the officers, directors, or employees of BGI or any of its Subsidiaries is presently a party to any transaction involving payments in excess of $500,000 with BGI or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer or any such employee has a substantial interest or is an officer, trustee or partner.
     7.15. ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
     (b) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) the Borrowers and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
     (d) Neither the Borrowers nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Effective Date, those listed on Schedule 7.15(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Loan Agreement.

     7.16. Use of Proceeds.
     7.16.1. General. The proceeds of the Loans shall be used for working capital, general corporate purposes and repayment of a portion of the Indebtedness outstanding under the First Lien Credit Agreement.
     7.16.2. Regulations U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
     7.17. Environmental Compliance. The Borrowers have taken all appropriate inquiry into the previous ownership of the Real Estate consistent with good commercial or customary practice and, based upon such diligent investigation, has determined that, to the best of the Borrowers’ knowledge:
     (a) none of the Borrowers, their Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the environment or a Material Adverse Effect;
     (b) none of the Borrowers nor any of their Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;
     (c) except as set forth on Schedule 7.17 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Borrowers, their

Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrowers or their Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrowers’ knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers’ knowledge, operating in compliance with such permits and applicable Environmental Laws; and
     (d) none of the Borrowers nor any of their Subsidiaries, or any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby.
     7.18. Subsidiaries. Schedule 7.18, as the same may be updated pursuant to §7.22 hereof, states the name of each of BGI’s Subsidiaries and Joint Ventures and, in each case, such entity’s jurisdiction of organization, the outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, such entity’s outstanding partnership interests (the “Partnership Interests”) if it is a partnership and such entity’s outstanding membership interests (the “Membership Interests”) if it is a limited liability company. BGI and each of its Subsidiaries has good and marketable title to all of the Subsidiary Shares, Partnership Interests, and Membership Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and Membership Interests have been validly issued and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or Membership Interests except as indicated on Schedule 7.18. Neither Paperchase nor Borders Superstores presently has, or in the future will have, any non-voting Capital Stock other than non-voting Capital Stock issued by Paperchase pursuant to an employee stock or stock option plan; provided that such stock shall only be issued in lieu of cash compensation that the applicable employees would otherwise have received in the ordinary course of business as reasonably determined by the board of directors or other governing body of Paperchase.
     7.19. Disclosure. None of this Loan Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to any of the Borrowers or any of their Subsidiaries in the case of any document or information not furnished by it or any of their Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to any of the Borrowers or any of their Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.
     7.20. Senior Debt Status. The Obligations of each Borrower and Guarantor under this Loan Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Borrower and Guarantor, as applicable. The Obligations of each Borrower and Guarantor under this Loan Agreement and each of the other Loan Documents to which it is a party and the Liens in favor of the Administrative Agent securing such Obligations do rank and will rank senior in lien status, with all other Indebtedness and Liens of such Borrower or Guarantor, as applicable, except (a) Indebtedness of such Borrower or Guarantor to the extent secured by Permitted Liens having priority over the Liens of the Administrative Agent by operation of applicable Law, and (b) Liens on the ABL Priority Collateral securing First Lien Indebtedness. There is no Lien upon or with respect to any of the properties or income of any Borrower, any Guarantor or any of their respective Subsidiaries which secures Indebtedness or other obligations of any Person except for Permitted Liens. Prior to the effectiveness of this Loan Agreement, the Borrowers shall have repaid the Pershing Square Term Loan Facility in full in cash and the Pershing Square Term Loan Documents will have been terminated therewith.
     7.21. Solvency. After giving effect to each incurrence of Indebtedness hereunder, and the payment of all Fees, costs and expenses payable by each of the Borrowers hereunder, each of the Borrowers is Solvent.
     7.22. Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, BGI shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided that, except for the amendment of Schedule 1, as contemplated by §15 and the amendment of Schedule 7.18 in connection with any new Subsidiary of BGI as permitted herein, no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Administrative Agent (which may require the consent of the Required Lenders) shall have accepted in writing such revisions or updates to such Schedule.
     7.23. Insurance. The Borrowers and each of their Subsidiaries maintain with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are set forth on Schedule 7.23 hereto, and such insurance is in accordance with sound business practices in accordance with industry standards and the terms of the Security Documents.
     7.24. Bank Accounts. Schedule 7.24 (as updated by the most recent Borrowing Base Report delivered pursuant to §8.4(e)) sets forth the account numbers and location of all Local Accounts, Interim Concentration Accounts and other bank accounts of the Borrowers or any of their Subsidiaries.
     7.25. Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable Law, to establish and perfect the Administrative Agent’s security interest in the Collateral. The Administrative Agent’s rights with respect to the Collateral are subject to the Intercreditor Agreement but are not subject to any other setoff, claims, withholdings or other defenses. The Borrowers and all Subsidiaries of the Borrowers party to one of the Security Documents are the owners of the Collateral free from any Lien, except for Permitted Liens.

     7.26. [Reserved.]
     7.27. Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrowers nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
     7.28. Taxpayer Identification Number. Each Borrower’s and Guarantor’s true and correct U.S. taxpayer identification number is set forth on Schedule 7.28.
     7.29. Excluded Subsidiaries. None of the Excluded Subsidiaries engage in any trade or business or own any assets or have incurred any Indebtedness except, after the Effective Date, to the extent the Required Lenders have specifically consented in writing to such activities.
     7.30. Kobo. Except as set forth in the first sentence of §7.18, neither the Borrowers nor the Guarantors make any representation or warranty whatsoever regarding Kobo, its assets, any Collateral comprised of ownership interests in Kobo or otherwise.
8. AFFIRMATIVE COVENANTS.
     Each of the Borrowers, jointly and severally, covenants and agrees that, so long as any Loan or Note is outstanding:
     8.1. Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, the Fees and all other amounts provided for in this Loan Agreement and the other Loan Documents to which BGI or any of its Subsidiaries is a party, all in accordance with the terms of this Loan Agreement and such other Loan Documents.
     8.2. Maintenance of Office. Each of the Borrowers will maintain its chief executive office at 100 Phoenix Drive, Ann Arbor, Michigan or at such other place in the United States of America as such Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon such Borrower in respect of the Loan Documents to which such Borrower is a party may be given or made.
     8.3. Records and Accounts. Each of the Borrowers will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young LLP or other independent certified public accountants satisfactory to the Administrative Agent as the independent certified public accountants of the Borrowers and their Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrowers and their Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.
     8.4. Financial Statements, Certificates and Information. The Borrowers will deliver to each of the Lenders:
     (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each Fiscal Year of the Borrowers, the consolidated balance sheet of BGI and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of BGI or any of its Subsidiaries to continue as going concerns, by Ernst & Young LLP or by other independent certified public accountants satisfactory to the Administrative Agent;
     (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of the Borrowers, copies of the unaudited consolidated balance sheet of BGI and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrowers’ fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of BGI that the information contained in such financial statements fairly presents the financial position of BGI and its Subsidiaries on the date thereof (subject to year-end adjustments);
     (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above and (i) below, and promptly on the occurrence of a Cash Dominion Event, a statement certified by the principal financial or accounting officer of BGI, on behalf of the Borrowers, in substantially the form of Exhibit B hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10, the calculation of the Fixed Charge Coverage Ratio, the calculation of Consolidated EBITDA for the most recently ended period of four (4) consecutive Fiscal Quarters of BGI and its Subsidiaries (if applicable), reconciliations to reflect changes in GAAP since the Balance Sheet Date and setting forth the projections and other information required pursuant to §8.4(g);
     (d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of any of the Borrowers;
     (e) on the earlier of (i) fifteen (15) days after the end of each calendar month, or (ii) contemporaneously with any delivery of a Borrowing Base Report pursuant to the corresponding requirement under the First Lien Credit Agreement, a Borrowing Base Report setting forth the ABL Borrowing Base, the Excess Availability (and, if different, the Adjusted Excess Availability), and, to the extent applicable, an updated Schedule 7.24 as at the end of such fiscal month or other date, as applicable; and provided, however, that the Borrowers shall deliver to the Administrative Agent a Borrowing Base Report within five (5) days after the end of each calendar week setting forth the ABL Borrowing Base and the Excess Availability (and, if different, the

Adjusted Excess Availability) as at the end of such calendar week (i) for the period of December 15 of each Fiscal Year through the end of such Fiscal Year, (ii) at all times when the Seasonal Availability Requirement is in effect, (iii) at all times when Adjusted Excess Availability is less than the greater of (x) 20% of the lesser of (1) the ABL Borrowing Base or (2) the then Total First Lien Commitments, or (y) $80,000,000, (iv) at all times when a Default or Event of Default has occurred and is continuing, and (v) during the continuance of a Cash Dominion Event, in all cases, together with such other information relating to the Collateral as the Administrative Agent shall reasonably request, and accompanied by all supporting detail, reports and documentation relating to the ABL Borrowing Base or any component thereof; provided that if any of the foregoing events occurs such that the Borrowers are obligated to deliver Borrowing Base Reports on a weekly basis, the Borrowers shall continue to deliver such weekly Borrowing Base Reports for a period of sixty (60) days (notwithstanding that the circumstances giving rise to such weekly delivery requirement may no longer exist) and after such an event occurs on more than two occasions during any twelve month period, weekly Borrowing Base Reports shall continue to be delivered until twelve (12) months have elapsed from the date the first such weekly Borrowing Base Report was first delivered (notwithstanding that the circumstances giving rise to such weekly delivery requirement may no longer exist);
     (f) contemporaneously with any delivery made in connection with clause (e) of this §8.4, (i) an Accounts Receivable report broken down by each credit card processor and (ii) an inventory stock ledger report with respect to any Accounts Receivable and inventory included in the ABL Borrowing Base;
     (g) within thirty (30) days after the end of each Fiscal Year, and from time to time upon request of the Administrative Agent, monthly projections consisting of balance sheets, income statements, cash flow statements and availability reports for the upcoming Fiscal Year of BGI and its Subsidiaries in substantially the same form as, and updating, those projections delivered to the Lenders and referred to in §7.4.3 or, if applicable, updating any later such projections delivered in response to a request pursuant to this §8.4(g);
     (h) on or before each anniversary of the Effective Date, each Borrower or Guarantor shall deliver to the Administrative Agent a certificate, in substantially the form attached to the Security Agreement as Exhibit A, executed by an Authorized Officer of such Person (A) certifying that there has been no change in any information provided in the perfection certificate delivered in connection with the Security Agreement since the date on which such perfection certificate was signed by such Person (or most recent updated pursuant to this §8.4(h)) or (B) attaching an updated perfection certificate for such Person certified to be true and correct as of the date thereof; and
     (i) as soon as practicable, but in any event not later than thirty (30) days after the end of each fiscal month of the Borrowers, (A) copies of the unaudited consolidated balance sheet of BGI and its Subsidiaries as at the end of such month, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrowers’ fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of BGI that the information contained in such financial statements fairly presents the financial position of BGI and its Subsidiaries on the date thereof (subject to year-end adjustments), (B) copies of the unaudited consolidated balance sheet of each of Borders Superstores and Paperchase as at the end of such month, and the related consolidated statement of income and consolidated statement of cash flow for the portion of their respective fiscal year then elapsed, all in reasonable detail, together with a certification by the principal financial or accounting officer of Borders Superstores and Paperchase that the information contained in such financial statements fairly presents the financial position of each of Borders Superstores and Paperchase on the date thereof (subject to year-end adjustments), (C) a report of the accounts payable of the Borrowers and Guarantors (including an aging thereof), and (D) a report of Net Debt as of the end of such fiscal month;
     (j) weekly within five (5) days after the end of each calendar week (but only if Adjusted Excess Availability is then less than or equal to $105,000,000), a copy of the screen print from JPMorgan Chase Bank, N.A. and all other providers of purchase cards to any Borrower or Guarantor stating the amount of the Borrowers’ and Guarantors’ outstanding obligations on account of such purchase card as of the end of such calendar week;
     (k) from time to time such other financial data and information (including accountants, management letters) as the Administrative Agent or any Lender may reasonably request; and
     (l) as and when required all information set forth in §5.1 of each applicable Intellectual Property Security Agreement.
Documents required to be delivered pursuant to this §8.4 (to the extent any such documents are included in materials otherwise filed with the United States Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents or delivers such documents to the Administrative Agent for posting to the Lenders, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed in §16.6; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by §8.4(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     8.5. Notices.
     8.5.1. Defaults. The Borrowers will promptly notify the Administrative Agent in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrowers propose to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Loan Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which BGI or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Administrative Agent describing the notice or action and the nature of the claimed default.
     8.5.2. Environmental Events. The Borrowers will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that any of the Borrowers or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could have a Material Adverse Effect.
     8.5.3. Notice of Litigation, Judgments and Claims Against Assets. Each of the Borrowers will, and will cause each of its Subsidiaries to, promptly give notice to the Administrative Agent and each of the Lenders in writing, and in any event within fifteen (15) days, of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Borrowers or any of their Subsidiaries or to which any of the Borrowers or any of their Subsidiaries is or becomes a party involving an uninsured claim against any of the Borrower or any of their Subsidiaries that could reasonably be expected to have a Material Adverse Effect on any of the Borrowers or any of their Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrowers will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within five (5) days of any judgment not covered by insurance, final or otherwise, against the Borrowers or any of their Subsidiaries in an amount in excess of $5,750,000. The Borrowers will, and will cause each of their Subsidiaries to, promptly upon becoming aware thereof, notify the Administrative Agent in writing of any setoff, claims, or other defenses to which any Collateral or the Administrative Agent’s rights with respect to any Collateral are subject if any such setoff, claim, or other defense would reasonably be expected to have a Material Adverse Effect or result in a material impact on the on the ABL Borrowing Base.
     8.5.4. Notice Regarding Certain Events. The Borrowers will furnish or cause to be furnished to the Administrative Agent and the Lenders written notice of (a) promptly after the adoption thereof, any amendment to the organizational documents of any Borrower; and (b) promptly, the enactment or adoption of any law which could reasonably be expected to have a Material Adverse Effect.

     8.5.5. Notices Concerning Inventory Collateral. The Borrowers shall provide to the Administrative Agent prompt notice of (a) any physical count of any Borrower’s or any of its Subsidiaries’ inventory, together with a copy of the summary results thereof (and such other supporting information relating thereto as the Administrative Agent may reasonably request) certified by such Borrower or such Subsidiary, (b) any determination by any Borrower or any of its Subsidiaries that the inventory levels of such Borrower or such Subsidiary are not adequate to meet the sales projections of such Borrower or such Subsidiary, (c) details of all credit card arrangements to which any Borrower or any of it Subsidiaries is from time to time a party, including details relating to such Borrower’s or such Subsidiary’s compliance with the terms of payment to the Concentration Account (as required pursuant to §8.15) of the proceeds of all credit card charges for sales by such Borrower or such Subsidiary, and (d) any failure of any Borrower or any of its Subsidiaries to pay rent at any location, which failure continues for more than three days following the day on which such rent is due and payable by such Borrower or such Subsidiary (other than any rental payment being contested in good faith and by appropriate proceedings or any rental payment which otherwise, by itself or in the aggregate with all other such rental payments, would not have a Material Adverse Effect).
     8.5.6. [Reserved].
     8.5.7. Notice of Default under the First Lien Loan Documents. The Borrowers shall, and shall cause each of their Subsidiaries to, deliver to the Lenders notice of the occurrence of any “Default” or “Event of Default” under and as defined in the First Lien Loan Documents, such delivery to be made promptly after becoming aware of such “Default” or “Event of Default” or after such notice or other communication is received by any such Borrower or any such Subsidiary.
     8.5.8. [Reserved].
     8.5.9. Notices under the Pershing Square Warrant Transaction. The Borrowers shall, and shall cause each of their Subsidiaries to, deliver to the Lenders any notice of election to exercise or otherwise settle any of the Pershing Square Warrants, such delivery to be made promptly after becoming aware of any such notice.
     8.6. Legal Existence; Maintenance of Properties. Each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries (other than Excluded Subsidiaries). It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, (c) will maintain in full force and effect all patents, trademarks, trade names, copyrights, licenses, permits and other Intellectual Property and authorizations necessary for the ownership and operation of its properties and business, and (d) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §8.6 shall prevent any of the Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries, including any Intellectual Property, or the existence of any Subsidiary of BGI or the conversions of any Subsidiary of BGI to a limited liability company or limited liability partnership, if such discontinuance or conversion is, in the judgment of such Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect and, with respect to the conversions of a Borrower or a Guarantor to a limited liability company or limited liability partnership, simultaneously with such conversion, such Borrower or Guarantor shall have executed and delivered to the Administrative Agent all documentation which the Administrative Agent reasonably determines is necessary to continue such Borrower’s or such Guarantor’s obligations in respect of this Loan Agreement and the Administrative Agent’s Liens in respect of the Collateral.
     8.7. Insurance. Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. At the request of the Administrative Agent, BGI shall deliver from time to time a summary schedule indicating all insurance then in force with respect to each of the Borrowers and the Guarantors. The Borrowers shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Borrowers’ and Guarantors’ tangible personal property and assets and business interruption insurance policies naming the Administrative Agent lender loss payee, as its interest may appear and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Borrowers or any of their Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default or Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Loan Agreement.
     8.8. Taxes. Each of the Borrowers will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its owned Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that each of the Borrowers and each of their Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.
     8.9. Inspection of Properties.
     8.9.1. Generally. Each of the Borrowers shall permit the Lenders, through the Administrative Agent or any of the Administrative Agent’s other designated representatives, upon reasonable prior written notice, to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, to examine the books of account of such Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners, independent auditors, financial advisors or consultants) of all components included in the ABL Borrowing Base, and to provide advice and reporting for the benefit of the Administrative Agent and the Lenders, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request, giving due regard to the schedule of the Borrowers’ applicable personnel required for such purpose. At least one time in each Fiscal Year, and more frequently upon the request of the Administrative Agent if an Event of Default has occurred and is continuing, the Borrowers will obtain and deliver to the Administrative Agent a physical count of the inventory included in the Collateral (it being understood that the Borrowers may not perform a physical count of the inventory included in the Collateral at any store that has been opened for less than one (1) year), in form and substance satisfactory to the Administrative Agent. Such physical counts of the inventory included in the Collateral shall be conducted at the Borrowers’ expense. The Administrative Agent may, at the Borrowers’ expense, participate in or observe any physical count of inventory included in the Collateral. The Borrowers shall provide the Administrative Agent with copies of any summary reports or other documents produced by the Borrowers or their agents in connection with any physical counts of the inventory included in the Collateral.
     8.9.2. Collateral Reports. The Borrowers will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with the Administrative Agent or a Lender) with respect to the accounts receivable and inventory components included in the ABL Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of such accounts receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrowers or its applicable Subsidiary) and inventory (including verification as to the value, location and respective types). Such collateral value reports shall be conducted at the Borrowers’ expense (upon prior written notice, at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request, giving due regard to the schedule of the Borrowers’ applicable personnel required for such purpose) no less frequently than two (2) times during each Fiscal Year (or up to three (3) times in each Fiscal Year in the event that at any time during such Fiscal Year Adjusted Excess Availability is less than the greater of (i) twenty-five percent (25%) of the lesser of (A) the ABL Borrowing Base and (B) the Total First Lien Commitment and (ii) $90,000,000), unless an Event of Default has occurred and is continuing, in which event additional collateral value reports requested by the Administrative Agent shall also be conducted and made at the expense of the Borrowers. In addition to the collateral value reports required to be obtained at the Borrowers’ expense under this §8.9.2, at times when no Event of Default has occurred and is continuing, if the Administrative Agent so elects to obtain one or more such additional reports, the Borrowers will cooperate with the Administrative Agent in the Administrative Agent’s obtaining such reports of an independent collateral auditor under this §8.9.2 and such additional reports shall be conducted at the Administrative Agent’s expense.
     8.9.3. Appraisals. The Borrowers will obtain and deliver to the Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent, stating the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the inventory owned by the Borrowers and their Subsidiaries. Such appraisals shall be conducted at the Borrowers’ expense (upon prior written notice, at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request, giving due regard to the schedule of the Borrowers’ applicable personnel required for such purpose) no less frequently than three (3) times during each Fiscal Year, unless an Event of Default has occurred and is continuing, in which event additional appraisals requested by the Administrative Agent shall also be conducted and made at the expense of the Borrowers. In addition to the appraisal reports required to be obtained at the Borrowers’ expense under this §8.9.3, at times when no Event of Default has occurred and is continuing, if the Administrative Agent so elects to obtain one or more such additional reports, the Borrowers will cooperate with the Administrative Agent in the Administrative Agent’s obtaining such reports of an appraiser under this §8.9.3 and such additional reports shall be conducted at the Administrative Agent’s expense.
     8.9.4. Coordination with First Lien Agent. The Administrative Agent agrees that as long as no Default or Event of Default has occurred and is continuing and as long as such collateral reports and appraisals are obtained by the First Lien Agent at the times and frequency set forth in Sections 8.9.2 and 8.9.3 and with auditors and appraisers reasonably satisfactory to the Administrative Agent (whose consent shall not be unreasonably withheld or delayed), the Administrative Agent shall not exercise its rights to obtain collateral reports and appraisals; provided that the First Lien Agent furnishes a copy of each such collateral report and appraisal undertaken by it to the Administrative Agent (which the Borrowers and Guarantors hereby authorize and direct the First Lien Agent to so do).
     8.10. Compliance with Laws, Contracts, Licenses, and Permits. Each of the Borrowers will, and will cause each of its Subsidiaries to, comply with (a) the applicable Laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments, where, with respect to clauses (a), (c) and (d) only, failure to so comply could have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Borrowers or any of their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Borrower or such Subsidiary is a party, such Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.
     8.11. Employee Benefit Plans. The Borrowers will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly furnish to the Administrative Agent a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.
     8.12. Use of Proceeds. The Borrowers will use the proceeds of the Loans solely for the purposes set forth in §7.16.1.
     8.13. Stock Collateral.
     (a) BGP (UK) will cause (i) 14,742 shares of the Capital Stock which it holds in Paperchase (which constitutes 14.742% of the issued and outstanding voting Capital Stock of Paperchase), (ii) 44,980,000 shares of the Capital Stock which it holds in Borders Superstores (which constitutes 65% of the issued and outstanding voting Capital Stock of Borders Superstores) (or, in each case, such greater percentage that, due to a Change in Law, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any materially adverse tax consequences), and BGI will cause all shares of Capital Stock it or its Subsidiaries own in Borders Direct and Kobo to be subject at all times to (x) a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, and (y) a second priority, perfected Lien in favor of the First Lien Agent for the benefit of the First Lien Secured Parties, in each case pursuant to the terms and conditions of the Loan Documents and the First Lien Loan Documents, as applicable, or other security documents, subject to the Intercreditor Agreement, as the Administrative Agent shall reasonably request.
     (b) Each Borrower and Guarantor will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries (other than any Excluded Subsidiaries), (ii) all Capital Stock owned by any Borrower or Guarantor in Kobo and (iii) 65% (or such greater percentage that, due to a Change in Law, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any materially adverse tax consequences) in the aggregate of the issued and outstanding voting Capital Stock of each of its Foreign Subsidiaries (other than any Excluded Subsidiaries), to be subject at all times to (A) a first priority (except as provided in §8.13(a) above), perfected Lien in favor of the First Lien Agent for the benefit of the First Lien Secured Parties, and (B) a second priority (except as provided in §8.13(a) above), perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in each case pursuant to the terms and conditions of the Loan Documents and the First

Lien Loan Documents, as applicable, or other security documents, subject to the Intercreditor Agreement, as the Administrative Agent shall reasonably request.
     8.14. Future Subsidiaries. At the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, such Borrower or such Guarantor shall promptly, but in any event within 30 days after the formation or acquisition of such Subsidiary: (a) notify the Administrative Agent of such formation or acquisition, (b) cause any such new Subsidiary (other than a Foreign Subsidiary if the joinder of such Foreign Subsidiary could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could reasonably be expected to cause any materially adverse tax consequences) to provide to the Administrative Agent a Joinder Agreement, joinder agreements to the Security Documents (provided that the Capital Stock of such Subsidiary shall be pledged to the extent required by the terms of §8.13 as if such Subsidiary had existed on the Effective Date) and a joinder agreement to the Intercreditor Agreement, together with such other documents, certificates, and instruments as the Administrative Agent may request, including appropriate financing statements, all in form and substance satisfactory to the Administrative Agent (including being sufficient to grant the Administrative Agent a first priority Lien, or second priority Lien, as the case may be (in each case subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), and (c) provide to the Administrative Agent all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this §8.14 shall constitute a Loan Document.
     8.15. Bank Accounts, Credit Cards and Purchase Cards.
     8.15.1. General. (a) On or prior to the Effective Date (or by such later date as the Administrative Agent may agree in its sole discretion), each of the Borrowers will, and will cause each of the Guarantors to, (i) establish the Term Loan Priority Account, under the control of the Administrative Agent, for the benefit of the Secured Parties and the Administrative Agent, in the name of the applicable Borrower or Guarantor, as the case may be; provided that to the extent such depository institution will not permit both the First Lien Agent and the Administrative Agent to obtain control of the Term Loan Priority Account, the Term Loan Priority Account shall be established under the sole control of the Administrative Agent acting for the benefit of (x) the Secured Parties and (y) the Administrative Agent, for the benefit of the Secured Parties, for purposes of perfecting the Administrative Agent’s and the Secured Parties’ security interests in the Term Loan Priority Account and (ii) establish a depository account (the “Concentration Account”) under the control of the Administrative Agent, for the benefit of the Secured Parties and the Administrative Agent, in the name of the applicable Borrower or Guarantor, as the case may be; provided that to the extent such depository institution will not permit both the First Lien Agent and the Administrative Agent to obtain control of the Concentration Account, the Concentration Account shall be established under the sole control of the First Lien Agent acting for the benefit of (x) the First Lien Secured Parties and (y) the Administrative Agent, for the benefit of the Secured Parties, for purposes of perfecting the Administrative Agent’s and the Secured Parties’ security interests in the Concentration Account, (b) at all times after the Effective Date, cause all cash proceeds of the Collateral (except for Term Priority Collateral (which shall be deposited directly into the Term Loan Priority Account to the extent it has been established)) to be deposited only into local depository accounts (“Local Accounts”), or concentration depository accounts with financial institutions which have entered into agency account agreements and, if applicable, lock box agreements (collectively, as the same may be amended from time to time, the “Agency Account Agreements”), in form and substance satisfactory to the Administrative Agent (such concentration depository accounts being referred to collectively as “Interim Concentration Accounts”) or the Concentration Account, (c) on or prior to the Effective Date, each of the Borrowers will, and will cause each of the Guarantors to, provide the Administrative Agent with executed and undated notices to all depository institutions with Local Accounts directing such depository institutions to cause all funds (other than those amounts paid to the Borrowers’ operating account or Local Accounts referred to in this §8.15.1, clause (y)) held in each such Local Account to be transferred no less frequently than once each day to, and only to, an Interim Concentration Account or the Concentration Account, it being understood that the Administrative Agent will not deliver any such notices to such depository institutions until a Cash Dominion Event has occurred and is continuing (unless and until a Cash Dominion Cure Event shall have occurred) and only then to the extent permitted by the Intercreditor Agreement, (d) on or prior to the Effective Date, each of the Borrowers will, and will cause each of the Guarantors to, provide the Administrative Agent with executed and undated notices to all depository institutions with Interim Concentration Accounts directing such depository institutions to cause all funds of the Borrowers and the Guarantors held in such Interim Concentration Accounts to be transferred daily to, and only to, the Concentration Account, it being understood that the Administrative Agent will not deliver any such notices to such depository institutions until a Cash Dominion Event has occurred and is continuing (unless and until a Cash Dominion Cure Event shall have occurred) and only then to the extent permitted by the Intercreditor Agreement, and (e) at all times after the Effective Date ensure that immediately upon any Borrower’s or any of its Subsidiaries’ receipt of any funds constituting cash proceeds of any Collateral (other than Term Priority Collateral (which shall be deposited directly into the Term Loan Priority Account to the extent it has been established)), all such amounts shall have been deposited in a Local Account, an Interim Concentration Account or the Concentration Account. The Borrowers shall not enter into any agreement with any credit card processors unless contemporaneously therewith, a Credit Card Notification, in form and substance satisfactory to the Administrative Agent is executed and delivered to the Administrative Agent. The Borrowers shall each cause each of their credit card processors to remit all proceeds of all credit card charges to a Concentration Account. The Borrowers shall not, and shall not permit any of their Subsidiaries to, enter into any Agency Account Agreement (including any deposit or securities account control agreements) in favor of the First Lien Agent and/or the First Lien Secured Parties without such Agency Account Agreement also being granted jointly in favor the Administrative Agent and/or the Secured Parties, except as otherwise provided in clause (a) above.
     8.15.2. Acknowledgment of Application. If at any time a Cash Dominion Event has occurred and is continuing (unless and until a Cash Dominion Cure Event shall have occurred), each Borrower hereby agrees that all amounts received in the Concentration Account will be the sole and exclusive property of the First Lien Agent and the Administrative Agent, to be applied, in accordance with the Intercreditor Agreement, the First Lien Credit Agreement and this Loan Agreement, as applicable.
     The Borrowers and Guarantors shall not permit their outstanding liabilities and obligations on account of any purchase cards to exceed $12,000,000 at any time.
     8.16. Landlord and Mortgagee Agreements. If, after the Effective Date, the Borrowers or any of the Guarantors acquires or leases any distribution centers used as a warehouse facility containing any Collateral, the Borrowers shall, or shall cause such Guarantor to, use commercially reasonably efforts to deliver to the Administrative Agent a landlord or mortgagee waiver and access agreement executed by the landlord or mortgagee, as applicable, of any such distribution center, in each case in form and substance satisfactory to the Administrative Agent. Each Borrower shall continue to use its commercially reasonable efforts to provide to the Administrative Agent a landlord or mortgagee waiver and access agreement executed by the landlord or mortgagee of any distribution center listed on Schedule 11.21, in each case in form and substance satisfactory to the Administrative Agent, which have not been previously provided to the Administrative Agent; provided that, with respect to any distribution center for which such a landlord or mortgagee waiver and access agreement has not been so delivered, the First Lien Agent shall implement a reserve against the ABL Borrowing Base.
     8.17. Further Assurances. Each of the Borrowers will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Loan Agreement and the other Loan Documents.
     8.18. Permitted Restructuring Transactions. Notwithstanding the foregoing Article VIII, the provisions of this Article VIII shall not restrict the ability of the Borrowers and their Subsidiaries from consummating any Permitted Restructuring Transaction made in accordance with Schedule 1.01A and permitted under §9.5.2(d)(ii).
9. CERTAIN NEGATIVE COVENANTS.
     Each of the Borrowers jointly and severally covenants and agrees that, so long as any Loan or Note is outstanding:
     9.1. Restrictions on Indebtedness. None of the Borrowers will, nor will permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
     (a) Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

     (b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
     (c) Indebtedness incurred in connection with the acquisition after the Effective Date of any Property, other than Intellectual Property (and in any event not more than ninety (90) days from the date of such acquisition) by such Borrower or such Subsidiary as contemplated by §9.2(x);
     (d) obligations under or guaranties of Capitalized Leases;
     (e) Indebtedness in respect of Hedging Agreements entered into for hedging purposes only and not for speculation; provided that nothing in this §9.1(e) shall be deemed to prohibit equity hedging arrangements that constitute Restricted Payments permitted pursuant to §9.4;
     (f) Indebtedness existing on the Effective Date and listed and described on Schedule 9.1 hereto including any extensions or refinancings thereof on substantially similar terms as the Indebtedness being refinanced and provided there is no increase in the amount thereof;
     (g) unsecured Indebtedness of any of BGI’s Subsidiaries to, or in respect of Obligations of, BGI or another Subsidiary of BGI consisting of intercompany loans and, if no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, any other Investments;
     (h) unsecured Indebtedness of BGI to, or in respect of obligations of, a Subsidiary of BGI consisting of intercompany loans and, if no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, any other Investments;
     (i) Indebtedness in an aggregate principal amount not to exceed $5,750,000 at any time extended by insurance or financing companies (or their agents or brokers) solely for the purpose of financing insurance premiums owing to such parties;
     (j) Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
     (k) Indebtedness of BGI pursuant to the First Lien Credit Facility, in an aggregate principal amount not to exceed (a) $970,500,000 plus (b) an increase in committed amount under the First Lien Credit Agreement after March 31, 2011 in an amount not to exceed $100,000,000, minus (c) any permanent commitment reductions under the First Lien Credit Agreement at any time and repayment of the obligations with respect thereto (excluding Indebtedness in connection with Hedging Agreements and Cash Management Services, each as defined in the First Lien Credit Agreement on the date hereof), less any commitment reductions as a result of the termination or reduction of commitments and repayment of the obligations with respect thereto, including any extensions or refinancings thereof on substantially similar terms as the Indebtedness being refinanced (and as otherwise permitted hereunder, including, without limitation, pursuant to §9.17) as long as there is no increase in the amount thereof; provided that such Indebtedness is, at all times and in all respects, subject to the Intercreditor Agreement; and
     (l) other Indebtedness of BGI in an aggregate principal amount not to exceed $250,000,000 minus the amount of the Loans provided hereunder; provided that (i) at the time of incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) to the extent such Indebtedness is secured, the Administrative Agent shall have a first priority (or, in the case of the ABL Priority Collateral, second priority, subject only to the First Lien Agent’s and First Lien Secured Parties’ first priority security interest in the ABL Priority Collateral) security interest on the assets securing such Indebtedness and (iii) such Indebtedness is, at all times and in all respects, subject to an intercreditor agreement (A) in form and substance substantially similar to, and on terms no less favorable to the Lenders than as set forth in, the Intercreditor Agreement and otherwise satisfactory to the Administrative Agent or (B) in form and substance satisfactory to the Administrative Agent and the Required Lenders; provided, however, that any such Indebtedness incurred by Paperchase shall not exceed an amount equal to the dollar equivalent of 9,000,000 pounds sterling in the aggregate at any time.
     9.2. Restrictions on Liens. None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that any Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:
     (i) Liens on the Collateral in favor of the Administrative Agent securing the Obligations;
     (ii) Liens in favor of such Borrower on all or part of the assets of Subsidiaries of such Borrower securing Indebtedness owing by Subsidiaries of such Borrower to such Borrower;
     (iii) Liens to secure taxes, assessments and other government charges in respect of obligations and Liens to secure claims for labor, material or supplies, in each cash in respect of obligations not overdue or which are being contested in good faith and by appropriate proceedings and for which such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto;
     (iv) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, general liability, unemployment or other insurance, old age pensions or other social security obligations;

     (v) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;
     (vi) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens, securing obligations incurred in the ordinary course of business, in respect of obligations not overdue or which in the aggregate do not have a Material Adverse Effect;
     (vii) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrowers and their Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;
     (viii) pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of Indebtedness) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
     (ix) Liens existing on the Effective Date and listed on Schedule 9.2 hereto, provided that the principal amount secured thereby is not thereafter increased and no additional assets become subject to such Lien;
     (x) purchase money security interests in or purchase money mortgages on Property (other than Inventory and Intellectual Property) acquired after the Effective Date to secure purchase money Indebtedness of the type and amount permitted by §9.1(c), incurred in connection with the acquisition of such Property and in any event not more than ninety (90) days from the date of such acquisition, which security interests or mortgages cover only the Property so acquired;
     (xi) Liens in respect of the interests of lessors under Capitalized Leases permitted under this Loan Agreement securing obligations of BGI or its Subsidiaries to the lessor under such Capitalized Leases;
     (xii) Liens granted to the Administrative Agent and the Lenders pursuant to §16.1 hereof;
     (xiii) Liens (x) in favor of credit card issuers and/or processors securing standard fees due by a Borrower or its Subsidiaries in the ordinary course, which fees are within the general parameters customary in the credit card processing industry and (y) in favor of banking institutions securing standard fees due by a Borrower or its Subsidiaries in the ordinary course in connection with deposit and other bank accounts held at such banking institution, which fees are within the general parameters customary in the banking industry;
     (xiv) Liens on assets of BGI and its Subsidiaries (other than Collateral) not otherwise permitted by clauses (i) through (xiii) above, so long as any Indebtedness secured thereby is permitted under the terms of §9.1 and the aggregate fair market value of all property secured by such Liens does not at any time exceed $5,750,000;
     (xv) Liens securing Indebtedness permitted under, and subject to, §9.1(k); and
     (xvi) Liens securing Indebtedness permitted under §9.1(l) and granted in accordance with, and subject to, §9.1(l).
     9.3. Restrictions on Investments. None of the Borrowers will, nor will permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in or by:
     (a) cash equivalents or short-term marketable securities;
     (b) intercompany indebtedness permitted under section 9.1(g);
     (c) Investments existing on the Effective Date and listed on Schedule 9.3 hereto;
     (d) Investments consisting of (1) loans and advances to employees (i) for moving, entertainment, travel and other similar expenses in the ordinary course of business, (ii) for any other purpose, with such Investments under this clause (ii) not to exceed (x) $3,500,000 in the aggregate principal amount at any time outstanding and (y) $1,300,000 in the aggregate principal amount at any time outstanding to any single employee and (2) amounts held in accounts under deferred compensation plans of the Borrowers where investments are directed by employees;
     (e) trade credit extended on usual and customary terms in the ordinary course of business;
     (f) (i) Investments by any Borrower or any other Guarantor in any other Borrower or other Guarantor or any Subsidiary of BGI in BGI and (ii) to the extent not otherwise permitted by clause (i) hereof, Investments by BGI or any Borrower or any Guarantor in any Subsidiary of BGI which is not a Borrower or a Guarantor or by any Subsidiary of BGI which is not a Borrower or Guarantor in another Subsidiary of BGI which is not a Borrower or Guarantor; provided that (A) no Default or Event of Default has occurred and is continuing or would result therefrom, and (B) such Investments or series of related Investments shall not exceed $3,500,000 in the aggregate;
     (g) Acquisitions; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) such Acquisition is permitted under §9.6;

     (h) guarantees of any obligations of landlords of a Borrower to the extent that the obligations relate to funds arranged by a Borrower and used to finance or refinance any stores of a Borrower and such funds are intended to be repaid through lease payments of a Borrower;
     (i) Investments in respect of Hedging Agreements entered into for hedging purposes only and not for speculation; provided that nothing in this §9.3(i) shall be deemed to prohibit equity hedging arrangements that constitute Restricted Payments permitted pursuant to §9.4;
     (j) Investments constituting guarantees by BGI and its Subsidiaries under the First Lien Credit Facility;
     (k) other Investments not exceeding $2,300,000 in the aggregate during the term of this Loan Agreement; provided that no Default or Event of Default has occurred and is continuing or would result therefrom;
     (l) guaranties permitted by §9.1; and
     (m) Investments (other than those Investments set forth in clauses (a) through (l) above); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) BGI delivers to the Lenders at least three (3) Business Days before the date on which it or any of its Subsidiaries agrees to or consummates such Investment a certificate of the principal financial or accounting officer of the Borrowers certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating (x) immediately before and after giving effect to such Investment and on a projected basis for the twelve (12) months after giving effect to such Investment, Adjusted Excess Availability would be greater than twenty-five percent (25%) of the lesser of (A) the ABL Borrowing Base and (B) the Total First Lien Commitment and (y) the pro forma Fixed Charge Coverage Ratio for the twelve (12) month period then ended is greater than 1.20:1.00, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrowers; and (iii) BGI shall deliver a certificate of an Authorized Officer of the Borrowers dated as of the date of such Investment as to the solvency of BGI and its Subsidiaries on a consolidated basis following the consummation of such Investment and in form and substance satisfactory to the Administrative Agent.
     9.4. Restricted Payments. None of the Borrowers will, nor will permit any of its Subsidiaries to, make any Restricted Payments except that:
     (a) BGI may engage in stock splits (including reverse stock splits);
     (b) Subsidiaries may make Distributions to (i) BGI, (ii) a Wholly-owned Subsidiary of BGI or (iii) employees of a Wholly-owned Subsidiary in respect of such Wholly-owned Subsidiary’s non-voting stock owned by such employees; and
     (c) BGI may make Distributions during any Fiscal Year in an amount not to exceed in any Fiscal Year (i) 7.5% of the Net Proceeds received from the issuance of Capital Stock or the principal amount of any Subordinated Debt plus any interest paid in kind but only to any Person who after the Effective Date has been issued new Capital Stock or Subordinated Debt in consideration of BGI’s receipt of the Net Cash Proceeds of at least $10,000,000 from such Person after the Effective Date (a “New Investor”), or (ii) to any other Person (an “Existing Investor”) contemporaneously with (but in any event within five (5) days following) such issuance of New Capital Stock or Subordinated Debt, provided that the Net Cash Proceeds received by BGI from such New Investor, after giving effect to such payment to such Existing Investor, is a positive number. For clarity, any New Investor may receive such Distributions only with respect to its Capital Stock or Subordinated Debt issued after the Effective Date and such New Investor (and all other holders of any Capital Stock or Subordinated Debt which it held prior to the Effective Date) shall not be entitled to receive any Distribution on account of the pre-Effective Date interests, except as provided pursuant to §9.4(c)(ii).
     9.5. Merger, Consolidation, Disposition of Assets and Sale Leaseback Transactions.
     9.5.1. Mergers and Consolidations. Subject to §9.13, none of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to any merger, demerger, amalgamation, consolidation or other corporate reconstruction, except, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,
     (a) any Borrower (other than BGI) may merge or consolidate into another Borrower;
     (b) any Subsidiary of BGI may consolidate or merge into any Borrower, a Guarantor or any Wholly-owned Subsidiary of a Borrower, provided a Borrower, a Guarantor or the Wholly-owned Subsidiary is the surviving corporation of such consolidation or merger;
     (c) any Subsidiary of BGI (other than a Borrower or Guarantor) may consolidate or merge into any other Subsidiary of BGI (other than a Borrower or Guarantor); and
     (d) any Borrower (other than BGI) or Subsidiary of BGI may merge or consolidate into another Person in connection with any Acquisition permitted under, and subject to the requirements of (both before and after giving pro forma effect to such Acquisition), §9.6; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) such Borrower or Subsidiary shall be the surviving entity of such merger or consolidation.
     9.5.2. Disposition of Assets. None of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than:
     (a) the sale of inventory, the licensing of Intellectual Property, in accordance with the terms of the Intellectual Property Security Agreements, and the disposition of obsolete or excess assets, in each case in the ordinary course of business consistent with past practices;
     (b) any sale, transfer, assignment or lease of Property (excluding any portion of Term Priority Collateral not constituting furniture, fixtures and equipment), including without limitation any store closures, in the ordinary course of business which are no longer necessary or required in the conduct of such Borrower’s or Subsidiary’s business; provided that, except as provided in §9.5.2(g) and other than store closures as a result of a lease termination in the ordinary course with respect to such store, the Borrowers and their Subsidiaries shall not close more than (i) thirteen percent (13%) of the number of stores existing as of the Effective Date in any Fiscal Year and (ii) twenty-nine percent (29%) of the number of stores existing as of the Effective Date during the term of this Loan Agreement; provided further that the Borrowers and their Subsidiaries shall engage a national liquidator reasonably acceptable to the Required Lenders to conduct such store closures (x) upon the Administrative Agent’s reasonable request and (y) at all other times in the event that the Required Lenders have consented to store closures in excess of the thresholds set forth in clauses (i) and (ii) above;
     (c) any sale or transfer of any Property (excluding Term Priority Collateral) owned by any Borrower or any Subsidiary of a Borrower in order then or thereafter to lease such Property or lease other Property that any Borrower or any Subsidiary of a Borrower intends to use for substantially the same purpose as the property being sold or transferred (a “sale-leaseback transaction”) in the ordinary course of business and provided that no Default or Event of Default shall have occurred and is continuing or would result therefrom;
     (d) (i) any sale, transfer or lease of Property by any Borrower or any Guarantor to any other Borrower or other Guarantor (other than Borders Direct) and (ii) to the extent not otherwise permitted by clause (i) hereof, any Permitted Restructuring Transaction so long as (1) no Default or Event of Default has occurred and is continuing or would result therefrom and (2) with respect to the Paperchase Sale, the Net Cash Proceeds received in connection therewith are in an amount of at least $25,000,000 and are applied to prepay the outstanding amount of the Loans pursuant to §3.2;
     (e) any sale, transfer or lease of Property in the ordinary course of business which is replaced by substitute Property;
     (f) any disposition of Borders Direct pursuant to §14.11(b);
     (g) any disposition of the Small Format Stores; provided that to the extent the Borrowers and their Subsidiaries close all the Waldenbook stores and “Borders Express” stores, they shall engage a national liquidator reasonably acceptable to the First Lien Agent to conduct such closures; and
     (h) other dispositions of furniture, fixtures and equipment; provided that (A) the aggregate proceeds received in respect of such dispositions during the term of this Loan Agreement shall not exceed $5,750,000, (B) such assets are sold or otherwise disposed of in an arm’s length transaction for fair market value (after giving effect to all tax benefits, if any, associated with such sale or other disposition), (C) no Default or Event of Default exists or would result from such disposition and (D) the proceeds of such dispositions shall be used to repay the Loans to the extent required pursuant to Section 3.2 hereof.
     9.6. Acquisitions. Neither of the Borrowers will, nor will permit any of its Subsidiaries to, enter into any stock or asset acquisitions (other than the acquisition of assets in the ordinary course of such Person’s business), or become or agree to become a general or limited partner, joint venturer or member in any partnership, joint venture or limited liability company, as the case may be, other than

Acquisitions which satisfy the following criteria: (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Acquisition shall be in substantially the same or a similar type of business as BGI and its Subsidiaries, (iii) the Board of Directors and (if required by applicable law) the shareholders of any Person to be acquired has approved the terms of the Acquisition, (iv) BGI delivers to the Lenders on or before the date on which it or any of its Subsidiaries agrees to or consummates such Acquisition a certificate of the principal financial or accounting officer of the Borrowers certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating (x) immediately before and after giving effect to such Acquisition and on a projected basis for the twelve (12) months after giving effect to such Acquisition, Adjusted Excess Availability would be greater than twenty percent (20%) of the lesser of (i) the ABL Borrowing Base and (ii) the Total First Lien Commitment and (y) the pro forma Fixed Charge Coverage Ratio for the twelve (12) month period then ended is greater than 1.00:1.00, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrowers; (v) the Borrowers are in compliance, both before and after giving effect thereto, with §8.14, and (vi) BGI shall deliver a certificate of an Authorized Officer of the Borrowers dated as of the date of such Acquisition as to the solvency of the Borrowers and their Subsidiaries following the consummation of such Acquisition and in form and substance satisfactory to the Administrative Agent.
     9.7. Compliance with Environmental Laws. None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e., releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.
     9.8. [Reserved.]
     9.9. Employee Benefit Plans. Neither of the Borrowers nor any ERISA Affiliate will:
     (a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any of the Borrowers or any of its Subsidiaries; or
     (b) fail to make the minimum required contributions to any Guaranteed Pension Plan under the Pension Funding Rules, whether or not such contributions are or may be waived; or
     (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any of the Borrowers or any of its Subsidiaries pursuant to the Pension Funding Rules or §4068 of ERISA; or
     (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to the Pension Funding Rules; or
     (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or
     (f) permit or take any action which would contravene any Applicable Pension Legislation.
     9.10. Business Activities. None of the Borrowers will, nor will permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than (a) with respect to the Borrowers, the businesses conducted by them on the Effective Date, substantially as conducted and operated by such Person as of such date and (b) with respect to any Subsidiary of a Borrower, substantially as conducted and operated by a Borrower on the Effective Date or in businesses reasonably incidental and complementary thereto; provided that the BGI and its Subsidiaries shall be permitted to engage in any businesses permitted to be acquired in accordance with §9.6.
     9.11. Fiscal Year. Except as provided in §7.4.1, none of the Borrowers will, nor will permit any of it Subsidiaries to, change its Fiscal Quarter or change its Fiscal Year.
     9.12. Transactions with Affiliates. None of the Borrowers will, nor will permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of such Borrower or such Subsidiary, whether or not in the ordinary course of business, other than on fair and reasonable terms no less favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that (a) transactions between or among any Borrower and any Guarantor not otherwise prohibited hereunder shall be permitted, (b) transactions with Affiliates for such Affiliates’ services as employees, officers and directors shall be permitted, and (c) transactions with respect to which the consideration to be paid or received by the Borrowers or any of their Subsidiaries would be less than $3,500,000 shall be permitted with the prior written consent of the Administrative Agent.
     9.13. Changes in Governing Documents. Neither of the Borrowers will, nor will permit any of its Subsidiaries to, amend in any respect its Governing Documents in the event such change would be adverse to the Lenders; provided that any Borrower or any Guarantor shall be permitted to change its respective jurisdiction of organization or formation so long as such Borrower or such Guarantor provides the Administrative Agent with written notice not less than thirty (30) days prior to such change; provided further that BGI may amend or modify its Governing Documents from time to time to the extent necessary to permit the Pershing Square Warrant Transaction and the performance of its obligations thereunder as long as no Default or Event of Default then exists or would arise therefrom.
     9.14. Inconsistent Agreements. Neither of the Borrowers will, nor will permit any of its Subsidiaries to, enter into or permit to exist any contractual obligation (other than this Loan Agreement, any other Loan Document or any of the First Lien Loan Documents) that limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 9.14 or (B) at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Borrower, (ii) of any Subsidiary to guarantee the Obligations of the Borrowers under the Loan Documents or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person securing the Obligations under the Loan Documents; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under §9.1(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

     9.15 Payments of Senior Indebtedness. The Borrowers may not, and may not permit any of their Subsidiaries to, make (a) any payment (including prepayment), redemption or repurchase of principal (whether mandatory, voluntary, upon conversion or otherwise) in respect of any Indebtedness other than (i) reasonable fees, (ii) payments in respect of Indebtedness existing on the Effective Date, (ii) payments in respect of Indebtedness permitted under §§ 9.1(b), (d), (f), (g), (h) and (j), (iii) scheduled payments of principal and interest, (iv) payments on account of the First Lien Indebtedness in accordance with the terms of the First Lien Credit Agreement and of the Intercreditor Agreement, or (v) unless (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) BGI delivers to the Lenders on or before the date on which any Borrower makes such prepayment a certificate of the principal financial or accounting officer of the Borrowers certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating (x) immediately before and after giving effect to such prepayment and on a projected basis for the twelve (12) months after giving effect to such prepayment, Adjusted Excess Availability would be greater than twenty-five percent (25%) of the lesser of (1) the ABL Borrowing Base and (2) the Total First Lien Commitment and (y) the pro forma Fixed Charge Coverage Ratio for the twelve (12) month period then ended is greater than 1.10:1.00, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrowers.
     9.16. Amendments to First Lien Loan Documents. The Borrowers will not, and will not permit any of their Subsidiaries to, permit or otherwise allow any of the terms and conditions of the First Lien Loan Documents to be amended, revised or waived except to the extent expressly permitted under the terms of the Intercreditor Agreement.
     9.17. Permitted Restructuring Transactions. Notwithstanding the foregoing Article IX, the provisions of this Article IX (other than §9.5.2(d)(ii)) shall not restrict the ability of the Borrowers and their Subsidiaries from consummating any Permitted Restructuring Transaction made in accordance with Schedule 1.01A and permitted under §9.5.2(d)(ii).
     9.18. Certain Terms of the Pershing Square Transactions. Without the written consent of the Required Lenders, the Borrowers will not, and will not permit any of their Subsidiaries to, amend, supplement or otherwise modify any of the Pershing Square Warrants or any documents relating thereto (as contemplated under the Pershing Square Warrant Transaction) in any manner that would result in a Change of Control (whether upon the exercise of the Pershing Square Warrants or otherwise).
     9.19. Inactive Subsidiaries. BGI will not permit any of the Excluded Subsidiaries to engage in any trade or business or own any assets or incur any Indebtedness (other than, to the extent in existence on the Effective Date, Indebtedness of the type described in §9.1(g)) except with the prior written consent of the Required Lenders and on such terms as the Required Lenders shall specify, including, but not limited to, compliance by such Persons with the requirements set forth in §8.14.
     9.20. Maximum Cash and Cash Equivalents. So long as any Loans are outstanding, prior to the occurrence of a Cash Dominion Event, the Borrowers shall not permit cash or cash equivalents of the Borrowers and the Guarantors in an aggregate amount in excess of $100,000,000 (other than (a) “store” cash, cash held in local, non-concentration deposit accounts, cash in transit between stores and deposit accounts and cash receipts from sales in the process of inter-account transfers, in each case as a result of the ordinary course operations of the Borrowers and the Guarantors, and (b) to the extent necessary for the Borrowers and the Guarantors to satisfy in the ordinary course of their business, the current liabilities incurred by them in the ordinary course of their business and without acceleration of the satisfaction of such current liabilities) to accumulate and be maintained in deposit accounts or investment accounts of the Borrowers and the Guarantors. After the occurrence and during the continuance of a Cash Dominion

Event, the Borrowers shall comply with the provisions of §8.15 hereof and maintain only such amounts, if any, in deposit accounts or investment accounts as may be expressly permitted under said §8.15.
10. FINANCIAL COVENANTS.
     Each of the Borrowers, jointly and severally, covenants and agrees that, so long as any Loan or Note is outstanding:
     10.1. Minimum Excess Availability.
     (a) At all times the Borrowers shall maintain Excess Availability (the “Minimum Excess Availability”) of not less than the greater of (i) ten percent (10%) of the lesser of (A) the ABL Borrowing Base and (B) the Total First Lien Commitment and (ii) $50,000,000 (the “Availability Requirement”).
     (b) Notwithstanding the foregoing, at all times during the period commencing on December 1 of each year and ending on the later of (i) January 31 of the following year and (ii) the date on which the Borrowers deliver the financial statements calculating Consolidated EBITDA for the period ending December 31 of such year, the Borrowers will maintain Excess Availability of not less than the sum of (x) the Incremental Seasonal Amount plus (y) the greater of (A) ten percent (10%) of the lesser of (1) the ABL Borrowing Base and (2) the Total First Lien Commitment and (B) $50,000,000 (the “Seasonal Availability Requirement”).
     (c) Notwithstanding anything to the contrary in this §10.1, (i) in the event that the Consolidated EBITDA (calculated in accordance with the last sentence of this §10.1(c)) of the Borrowers for the trailing eleven month period ending on or about December 31, 2010 is less than $76,100,000 or (ii) in the event that the Consolidated EBITDA (calculated in accordance with the last sentence of this §10.1(c)) of the Borrowers for the trailing twelve month period ending on or about December 31 of each year (commencing with the twelve months ended on or about December 31, 2011) is less than 80% of the projected Consolidated EBITDA (calculated in accordance with the last sentence of this §10.1(c)) for such period contained in the projections provided by the Borrowers to the Administrative Agent pursuant to §8.4(g) within thirty days after the beginning of the applicable Fiscal Year of the Borrowers, which projections shall be reasonably acceptable to the Administrative Agent, then, in either case, the Borrowers shall be subject to the Seasonal Availability Requirement at all times thereafter during the term of this Loan Agreement. In calculating Consolidated EBITDA under this §10.1(c) only, Consolidated EBITDA shall be increased by the amount of non-cash restructuring charges which reduced Consolidated Net Income during the applicable period.
     10.2. Term Loan Facility Borrowing Base. If at any time the outstanding principal amount of the Loans exceeds the Term Loan Facility Borrowing Base, a reserve against the ABL Borrowing Base in an amount equal to the difference between such outstanding principal amount of the Loans and the Term Loan Facility Borrowing Base at such time (the “Term Borrowing Base Reserve”) shall be included in the calculation of the ABL Borrowing Base for all purposes of the First Lien Credit Agreement until the delivery of a subsequent Borrowing Base Report reflecting that such excess is eliminated.

11. CLOSING CONDITIONS.
     The obligations of the Lenders to make the Loans shall be subject to the satisfaction of the following conditions precedent:
     11.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender and the Administrative Agent shall have received a fully executed copy of each such document.
     11.2. Certified Copies of Governing Documents. Each of the Lenders shall have received from each of the Borrowers and the Guarantors a copy certified by the appropriate authority of the state of formation or organization of such Person, certified by a duly authorized officer of such Person to be true, correct and complete on the Effective Date, of each of its Governing Documents as in effect on such date of certification.
     11.3. Corporate or Other Action. All corporate (or other) action (including certified copies of the board minutes and/or resolutions authorizing the execution of the Loan Documents to which such Person is a party) necessary for the valid execution, delivery and performance by each of the Borrowers and the Guarantors of this Loan Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.
     11.4. Incumbency Certificate. Each of the Lenders and the Administrative Agent shall have received from each of the Borrowers and the Guarantors an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of such Borrower or such Guarantor, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Borrower and such Guarantor, each of the Loan Documents to which such Borrower or such Guarantor is or is to become a party; and (b) to give notices and to take other action on its behalf under the Loan Documents.
     11.5. UCC and Intellectual Property Search Results. The Administrative Agent shall have received the results of Uniform Commercial Code and Intellectual Property searches (and the equivalent thereof in all applicable foreign jurisdictions), indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.
     11.6. Certificates of Insurance. The Administrative Agent shall have received (a) a certificate of insurance and corresponding endorsements from an independent insurance broker dated as of the Effective Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance and naming the Administrative Agent as an additional insured and a loss payee and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).
     11.7. Solvency Certificate. Each of the Lenders and the Administrative Agent shall have received an officer’s certificate of the Borrowers dated as of the Effective Date as to the solvency of BGI and its Subsidiaries, on a consolidated basis, following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.
     11.8. Opinion of Counsel. Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Effective Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from:

     (a) Baker & McKenzie, counsel to the Borrowers and their Subsidiaries;
     (b) Baker & McKenzie, counsel to BGP (UK);
     (c) Thomas Carney, Esq., General Counsel to the Borrowers and their Subsidiaries; and
     (d) local counsel to the Borrowers and their Subsidiaries, as applicable.
     11.9. Payment of Fees. The Borrowers shall have paid all reasonable and documented fees and out-of-pocket expenses to be paid to the Administrative Agent and the Lenders on the Effective Date (including, without limitation, the Fees set forth in §5.1 and all reasonable and documented fees, out-of-pocket charges and disbursements of outside counsel, including, without limitation, the Administrative Agent’s Special Counsel and the Arranger’s Counsel).
     11.10. [Reserved].
     11.11. First Lien Credit Agreement. The First Lien Credit Agreement shall be in full force and effect, and all conditions to closing thereunder shall have been satisfied or waived by the First Lien Lenders.
     11.12. Disbursement Instructions. The Administrative Agent shall have received disbursement instructions from the Borrowers, indicating how the proceeds of the Loans are to be disbursed.
     11.13. Excess Availability. Each of the Lenders and the Administrative Agent shall have received evidence that on the Effective Date, after giving effect to the transactions contemplated hereby (including, without limitation, after giving effect to all borrowings under the Loan Agreement and all credit exposure), the Excess Availability shall be equal to or greater than $125,000,000.00
     11.14. Validity of Liens. The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority security interest in and Lien upon the Term Priority Collateral (except for Permitted Liens entitled to priority under applicable Law) and a second priority security interest in and Lien upon the ABL Priority Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected or provided for. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.
     11.15. Consents and Approvals. Each of the Lenders and the Administrative Agent shall have received evidence that all consents and approvals necessary to complete all transactions contemplated hereby have been obtained.
     11.16. Financial Condition, etc. No Material Adverse Effect, in the judgment of the Required Lenders, shall have occurred since October 31, 2009.
     11.17. [Reserved.]
     11.18. Borrowing Base Report. Each of the Lenders shall have received from the Borrowers the initial Borrowing Base Report (based on information relating to the most recently ended fiscal month of the Borrowers for which such information is available) dated as of the Effective Date.

     11.19. Inventory Summary. Each of the Lenders and the Administrative Agent shall have received from the Borrowers the most recent inventory summary with respect to any inventory included in the ABL Borrowing Base (based on information relating to the most recently ended fiscal month of the Borrowers for which such information is available), and the Borrowers shall have notified the Administrative Agent in writing on the Effective Date of any material deviation from such inventory values reflected in such inventory summary and shall have provided the Administrative Agent with such supplementary documentation as the Administrative Agent may reasonably request.
     11.20. Agency Account Agreements; Accounts. The Borrowers shall have established the Concentration Account with Bank of America, and the Administrative Agent shall have received an Agency Account Agreement executed or agreed to in form by the Administrative Agent and each depository institution with an Interim Concentration Account in accordance with §8.15.1.
     11.21. Landlord and Mortgagee Agreements. The Borrowers shall have used their best efforts to provide to the Administrative Agent a landlord or mortgagee waiver and access agreement executed by the landlord or mortgagee of any distribution center listed on Schedule 11.21, in each case in form and substance satisfactory to the Administrative Agent.
     11.22. Credit Card Notifications. The Borrowers shall have delivered to the First Lien Agent notifications (the “Credit Card Notifications”) executed on behalf of the Borrowers to each of their credit card processors instructing such credit card processors to remit all proceeds of all credit card charges to the Concentration Account, which Credit Card Notifications shall be in form and substance satisfactory to the Administrative Agent.
     11.23. Payoff of Pershing Square Term Loan Facility. The Administrative Agent shall have received (a) evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Pershing Square Term Loan Facility has been repaid in full in cash and the Pershing Square Term Loan Documents have been terminated and (b) all Liens upon any property of the Borrowers and their Subsidiaries in favor of the lenders under the Pershing Square Term Facility shall have been terminated by such lenders.
     11.24. First Lien Loan Documents. The Administrative Agent shall have received a certificate from an Authorized Officer of BGI, in form and substance satisfactory to the Administrative Agent, attaching true, correct and complete copies of each of the First Lien Loan Documents.
     11.25. Financial Statements. The Administrative Agent shall have received forecasts prepared by management of BGI of consolidated balance sheets and statements of income or operations, cash flow statements and availability reports of BGI and its Subsidiaries on a monthly basis for the first year following the Effective Date, and such forecasts shall be in form and substance satisfactory to the Administrative Agent.
     11.26. Representations True. Each of the representations and warranties of each of the Borrowers and each of their Subsidiaries contained in this Loan Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Loan Agreement shall be true on and as of the Effective Date.
     11.27. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Loan Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and their counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.
     11.28. Governmental Regulation. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.
     Without limiting the generality of the provisions of the last paragraph of §14.3, for purposes of determining compliance with the conditions specified in this §11, each Lender that has signed this Loan Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
12. [RESERVED].
13. EVENTS OF DEFAULT; ACCELERATION; ETC.
     13.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
     (a) the Borrowers shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
     (b) the Borrowers or any of their Subsidiaries shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, within three (3) days following the date upon which the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
     (c) any of the Borrowers shall fail to comply with any of its covenants contained in §§8.1, 8.4, 8.5.1, the first sentence of 8.6, 8.7, 8.12, 8.13, 8.14, 8.15, 8.17, 9 (other than 9.7 and 9.9) or 10 or any of the Borrowers shall fail to comply with any of its covenants contained in §8.9, within three (3) days following notice from either the Administrative Agent or the First Lien Agent of its request that a Borrower so comply;
     (d) any of the Borrowers or any of their Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for thirty (30) days after written notice of such failure has been given to the Borrowers by the Administrative Agent (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrowers as determined by the Administrative Agent in its sole discretion);
     (e) any representation or warranty of any Borrower or any of its Subsidiaries in this Loan Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Loan Agreement (including, without limitation, any Borrowing Base Report) shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
     (f) (i) any Borrower or any of its Subsidiaries shall (A) fail to pay at maturity, or within any applicable period of grace, any obligation in respect of Indebtedness (including First Lien Indebtedness) with an aggregate outstanding principal amount in excess of $11,500,000, or (B) fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound evidencing or securing any Indebtedness with an aggregate outstanding principal amount in excess of $11,500,000 (including First Lien Indebtedness) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations; or (ii) any Indebtedness with an aggregate outstanding principal amount in excess of $11,500,000 shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased prior to the stated maturity thereof, provided that, notwithstanding the foregoing, an Event of Default shall not be deemed to exist hereunder as a result of the Borrower’s breach of the dollar limitations, Adjusted Excess Availability or Consolidated Fixed Charge Coverage Ratio limitations contained in any of the affirmative and negative covenants under the First Lien Agreement (as in effect on the date hereof) if and to the extent that a similar covenant is contained in this Loan Agreement and such covenant has not been breached hereunder unless the First Lien Agent has accelerated the time for payment of any of the First Lien Obligations or has commenced (or acquiesced to) any action to liquidate any portion of the Collateral;
     (g) any Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, receiver or administrator of such Borrower or any of its Subsidiaries or of any substantial part of the assets of such Borrower or any of its Subsidiaries or shall commence any case, application or other proceeding relating to such Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against such Borrower or any of its Subsidiaries and such Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof for any Borrower or Subsidiary (other than BGP (UK) and its Subsidiaries as to which the petition or application shall not have been dismissed within fourteen (14) days following the filing thereof);
     (h) a decree or order is entered appointing any such trustee, custodian, liquidator, receiver or administrator or adjudicating any Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower or any Subsidiary of any Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

     (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty days, whether or not consecutive, any final judgment against any Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against any Borrower or any of its Subsidiaries exceeds in the aggregate $11,500,000;
     (j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or contest the Administrative Agent’s security interests and liens in any portion of the Collateral or the priority of the Administrative Agent’s security interests and liens in any portion of the Collateral contemplated by the Security Documents, shall be commenced by or on behalf of any Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
     (k) any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $11,500,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $11,500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Event, or a failure to make a required installment or other payment (under the Pension Funding Rules), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of any Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $11,500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;
     (l) any Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days and such restraint or enjoinment or similar restriction by any Governmental Authority would have a Material Adverse Effect;
     (m) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;
     (n) a Change of Control shall occur;
     (o) if, Excess Availability shall fail to be greater than or equal to $68,000,000 (i) at all times for a period of 30 consecutive days prior to the termination and repayment of the Existing Tranche on the Maturity Date (as defined in the First Lien Credit Agreement) applicable to the Existing Tranche, (ii) on a pro forma basis immediately after giving effect to such termination and repayment of the Existing Tranche, or (iii) on a projected pro forma basis based on projections provided by the Borrowers for each of the following six months after giving effect to the termination and repayment of the Existing Tranche; or
     (p) any Borrower or any Guarantor shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of the Intercreditor Agreement, (ii) that the Intercreditor Agreement exists for the benefit of the Administrative Agent and the Lenders or (iii) that all payments of principal of or premium and interest on the Indebtedness in respect of the First Lien Credit Facility, or realized from the liquidation of any property of any Borrower or any Guarantor, shall be subject to the Intercreditor Agreement;
then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Loan Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Borrowers; provided that in the event of any Event of Default specified in §§13.1(g) or (h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.
     13.2. [Reserved].
     13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent or the Lenders shall have accelerated the maturity of the Loans pursuant to §13.1, (a) the Administrative Agent may, and shall, upon the request of the Required Lenders, proceed to protect and enforce, on behalf of itself and the Lenders, all rights and remedies available to it and the Lenders, by suit in equity, action at law or other appropriate proceeding, and (b) each Lender, if owed any amount with respect to the Loans, may, with the consent of the Administrative Agent and the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, in each case whether for the specific performance of any covenant or agreement contained in this Loan Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
     13.4. Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Loan Agreement in Dollars (hereinafter in this §13.4 called the “first currency”) into any other currency (hereinafter in this §13.4 called the “second currency”), then the conversion shall be made at the Exchange Rate at the Administrative Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made to the Administrative Agent or any Lender pursuant to this Loan Agreement in the second currency shall constitute a discharge of the obligations of the Borrowers to pay to the Administrative Agent and the Lenders any amount originally due to the Administrative Agent and the Lenders in the first currency under this Loan Agreement only to the extent of the amount of the first currency which the Administrative Agent and each of the Lenders is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with the Administrative Agent’s and such Lender’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to the Administrative Agent and the Lenders in the first currency under this Loan Agreement, the Borrowers hereby jointly and severally agree that they will indemnify each of the Administrative Agent and each of the Lenders against and save each of the Administrative Agent and each of the Lenders harmless from any shortfall so arising. This indemnity shall constitute a joint and several obligation of the Borrowers separate and independent from the other obligations contained in this Loan Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to the Administrative Agent or any Lender under this Loan Agreement or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by each the Administrative Agent and each such Lender, as the case may be, and the Borrowers shall not be entitled to require any proof or evidence of any actual loss. The covenant contained in this §13.4 shall survive the payment in full of all of the other obligations of the Borrowers under this Loan Agreement.
     13.5. Distribution of Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of its rights hereunder or under any of the other Loan Documents, such monies shall, subject to the provisions of the Intercreditor Agreement, be distributed for application as follows:
     (a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Loan Agreement or any of the other Loan Documents in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;
     (b) Second, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent from the Borrowers or any Guarantor pursuant to the terms of any Loan Document;
     (c) Third, to pay interest due in respect of all Loans;
     (d) Fourth, to pay or prepay principal of the FIFO Loans;
     (e) Fifth , to pay or prepay principal of the FILO Loans;
     (f) Sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower or any Guarantor;
     (g) Seventh, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the

Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York; and
     (h) Eighth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto pursuant to the terms and provisions of the Intercreditor Agreement.
14. THE ADMINISTRATIVE AGENT.
     14.1. Appointment and Authority. Each of the Lenders hereby irrevocably appoints GA Capital, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this §14 are solely for the benefit of the Administrative Agent and the Lenders and neither any Borrower nor any Subsidiary shall have rights as a third party beneficiary of any of such provisions.
     14.2. Rights as a Lender. Any Person serving as the Administrative Agent hereunder shall have the same rights and powers if it becomes a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as the Administrative Agent hereunder in its individual capacity (to the extent it becomes a Lender). Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Persons were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     14.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in §§16.12 and 13.3) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender. Upon the Administrative Agent’s receipt of a notice describing a Default, the Administrative Agent shall notify the Lenders of the substance thereof.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Loan Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in §§11 and 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     14.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     14.5. Delegation of Duties. The Administrative Agent may perform any and all of its respective duties and exercise its respective rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its respective duties and exercise its respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub agent and to the Related Parties of the Administrative Agent and of any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     14.6. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a Lender, a bank or other financial institution with an office in the United States, or an Affiliate of any such Lender, bank or other financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above;

provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and §§16.1, 16.2, 16.3 and 16.3A shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     14.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Loan Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     14.8. [Reserved].
     14.9. Administrative Agent May File Proofs of Claim.
     (a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:
     (i) to file and prove a claim for the whole amount of the principal, interest, fees and all other amounts owing (or which may become owing) and unpaid in respect of the Loans and all other Obligations that are owing (or which may become owing) and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the

Lenders and the Administrative Agent under the terms of this Loan Agreement) allowed in such proceeding or under any such assignment; and
     (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
Any custodian, receiver, assignee, trustee, liquidator, administrator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the terms of this Loan Agreement.
Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.
     14.10. Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent may, and shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believe the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.
     14.11. Release of Collateral, Guarantors and Intellectual Property. (a) Release of Collateral. The Lenders hereby authorize the Administrative Agent to enter into any agreement or execute any document evidencing the release of any liens and security interests in connection with any sale or other disposition of Collateral permitted hereunder or to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by §9.2. The Lenders hereby authorize the Administrative Agent to enter into any agreement or execute any document evidencing the release of any Guarantor from its obligations under this Loan Agreement and the other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this §14.13.
     (b) Release of Borders Direct or Capital Stock of Kobo,. Upon notice to the Administrative Agent and satisfaction of the following conditions, each of the Lenders and the Administrative Agent hereby consent to (1) the release of Borders Direct as a Guarantor under the Loan Agreement and the other Loan Documents, and the

Administrative Agent shall release its security interests in all assets of Borders Direct, and (2) the release of its security interest in the Capital Stock of Kobo,:
     (i) Borders Direct or BGI, as applicable, shall engage an independent appraiser, reasonably acceptable to the Administrative Agent, to determine the fair market value of Borders Direct, Capital Stock of Kobo and/or their assets (the “Appraised Value”);
     (ii) Borders Direct or BGI, as applicable shall pay to the Borrowers (a) from proceeds of equity or debt financing provided to Borders Direct from one or more third parties or an amount in cash equal to the Appraised Value of Borders Direct; and (b) from the proceeds of the sale of the Capital Stock of Kobo or any equity or debt financing provided to Kobo from one or more third parties or an amount in cash equal to the Appraised Value of and the Borrowers shall use such proceeds to prepay the Loans; and
     (iii) No Default or Event of Default shall have occurred and be continuing or would result therefrom.
In connection with any release of Borders Direct, the Borrowers and Borders Direct may enter into agreements to accomplish such release and to accommodate the ongoing operations of Borders Direct, including entering into a non-exclusive license agreement of a scope and term agreed by the Administrative Agent, pursuant to which Borders Direct may continue to use the Borders name and customer lists, so long as such agreements are on terms no less favorable to the Borrowers than if such agreements were at arms’ length. Each of such agreements, including the non-exclusive license agreement, shall be in form and substance reasonably satisfactory to the Administrative Agent.
     (c) Subordination of Liens in Intellectual Property. The Lenders hereby authorize the Administrative Agent to, and the Administrative Agent shall, enter into any agreement or execute any document evidencing the subordination of any liens and security interests in the Intellectual Property to the liens and security interests in favor of the First Lien Agent to secure the First Lien Obligations, promptly upon the satisfaction of the IP Subordination Conditions.
     14.12. Intercreditor Agreement. Each party hereto irrevocably agrees to be bound by the provisions of the Intercreditor Agreement (including, without limitation, provisions requiring the rescission of remedies taken in accordance with §13.3 hereof). Each of the Lenders hereby appoints, designates and authorizes the Administrative Agent to enter into the Intercreditor Agreement and agrees that the Administrative Agent may bind such Lenders to the provisions thereof, and of any other agreements, documents, filings and instruments to be delivered in connection with this Loan Agreement and the transactions contemplated hereby, on its behalf. Each of the Lenders hereby agrees that the Administrative Agent may exercise the Administrative Agent’s rights and comply with all of the Administrative Agent’s obligations under the Intercreditor Agreement. Each of the Lenders hereby agrees that the Required Lenders shall instruct the Administrative Agent with respect to any notices, instructions or otherwise to be provided by the Lenders or any of them to the Administrative Agent pursuant to the terms of the Intercreditor Agreement. Each Lender further agrees that it shall not provide any notice, instruction or otherwise to the Administrative Agent other than through the Administrative Agent, acting on the instruction of the Required Lenders hereunder.
     14.13. Indemnity. The Lenders ratably, in accordance with their Commitment Percentages, agree hereby to indemnify and hold harmless the Administrative Agent and its affiliates (including any of the officers, directors, employees, agents and attorneys-in-fact of any thereof) from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent or such affiliate has not been reimbursed by the Borrowers as required by the terms hereof), and liabilities of every nature and character arising out of or related to this Loan Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s willful misconduct or gross negligence.
15. SUCCESSORS AND ASSIGNS.
     15.1. General Conditions. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor the Guarantors may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an assignee in accordance with the provisions of §15.2, (b) by way of participation in accordance with the provisions of §15.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of §15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lender) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement or any of the other Loan Documents.
     15.2. Assignments. Any Lender (other than Bank of America without the prior written consent of the Administrative Agent which shall not be unreasonably withheld) may at any time assign to one or more assignees all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(a) Minimum Amounts.
     (i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or, in the case of an assignment to a Lender or a Lender Affiliate, no minimum amount need be assigned;
     (ii) in any case not described in subsection (a)(i) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, BGI otherwise consent (each such consent not to be unreasonably withheld or delayed).
     (b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Loan Agreement with respect to the Loans assigned;

     (c) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (a)(ii) of this Section and, in addition:
     (i) the consent of BGI (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that BGI shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
     (ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan if such assignment is to a Person that is not a Lender;
     (d) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (e) No Assignment to Certain Persons. No such assignment shall be made (i) to the Borrowers or any of their Affiliates or Subsidiaries, or (ii) to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to §15.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Loan Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Loan Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) §§5.3.2, 5.7, 5.8 and 5.10 and (ii) §16.3 notwithstanding such assignment, with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this paragraph shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §15.4.
     15.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Loan Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     15.4. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Loan Agreement (including all or a portion of the Loans owing to it); provided that (a) such Lender’s obligations under this Loan Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any provision of this Loan Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans, reduce the amount of any Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to §15.5, the Borrowers agree that each Participant shall be entitled to the benefits of §§5.3.2, 5.7, 5.8 and 5.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §15.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of §16.1 as though it were a Lender, provided such Participant agrees to be subject to §16.1 as though it were a Lender.
     15.5. Payments to Participants. A Participant shall not be entitled to receive any greater payment under §§ 5.7, 5.8 and 5.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would not be a U.S. Person as defined in section 7701(a)(30) of the Code for federal income tax purposes if it were a Lender shall not be entitled to the benefits of §5.17 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with §5.12 as though it were a Lender.
     15.6. Miscellaneous Assignment Provisions. Any Lender may at any time grant a security interest in all or any portion of its rights under this Loan Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of the Borrowers or Administrative Agent hereunder. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
     15.7. [Reserved.]
     15.8. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the

Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice and upon the request of the Assignee, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrowers.
16. PROVISIONS OF GENERAL APPLICATION.
     16.1. Setoff. The Borrowers and Guarantors hereby grant to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to any Borrower or any Guarantor and any securities or other property of any Borrower or any Guarantor in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of any Borrower or any Guarantor to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (i) if an amount to be set off is to be applied to Indebtedness of any Borrower or Guarantor to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (ii) if such Lender shall receive from any Borrower or any Guarantor, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against any Borrower or any Guarantor at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it, its proportionate payment as contemplated by this Loan Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest; provided further that the provisions of this Section shall not be construed to apply to (w) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Loan Agreement, or (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

     16.2. Costs and Expenses. (a) The Borrowers jointly and severally agree to pay (i) the reasonable costs of producing and reproducing this Loan Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent or any of the Lenders (other than taxes based upon the Administrative Agent’s or any Lender’s net income) on or with respect to the transactions contemplated by this Loan Agreement (the Borrowers hereby jointly and severally agreeing to indemnify the Administrative Agent and each Lender with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel, the Arranger’s Counsel, the Administrative Agent’s counsel or any local counsel to the Administrative Agent incurred in connection with the preparation and syndication of the Loan Documents and other instruments mentioned herein, (iv) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel, the Administrative Agent’s counsel or any local counsel to the Administrative Agent incurred in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (v) the fees, expenses and disbursements of the Administrative Agent or any of its affiliates, agents or representatives incurred by the Administrative Agent or such affiliate, agent or representative in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal, examination and reporting charges or expenses, including, without limitation, fees and expenses incurred pursuant to §8.9, (vi) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (x) the enforcement of or preservation of rights under any of the Loan Documents against any of the Borrowers or any of their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default (including all such out-of-pocket expenses incurred during any workout, restructuring or negotiation) and (y) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with any Borrower or any of their Subsidiaries; provided that, for purposes of the clauses (x) and (y) of this subsection (vii), to the extent such expenses consist of legal fees and disbursements, such expenses shall be limited to the fees and disbursements of (A) one external counsel for the Administrative Agent, (B) such local counsel as the Administrative Agent deems appropriate and (C) one external counsel representing the Lenders, and (viii) all reasonable fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with Uniform Commercial Code searches. The covenants contained in this §16.2 shall survive payment or satisfaction in full of all other obligations.
     (b) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (b) are several and not joint.

          (c) Payments. All amounts due under this Section shall be payable not later than ten (10) Business days after demand therefor.
          (d) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the Obligations.
     16.3. Indemnification; Damage Waiver.
          (a) Indemnification. The Borrowers jointly and severally agree to indemnify and hold harmless the Administrative Agent, each Lender, Banc of America Securities LLC, as lead arranger (in such capacity, the “Arranger”), and any of their Affiliates (including any affiliates and/or the officers, directors, employees, agents and attorneys-in-fact of any of the same) (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Loan Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by any of the Borrowers or any of their Subsidiaries of the proceeds of any of the Loans, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with any of the Borrowers or any of their Subsidiaries or in connection with the provisional honoring of funds transfers, checks or other items, (c) any of the Borrowers or any of their Subsidiaries entering into or performing this Loan Agreement or any of the other Loan Documents or (d) with respect to any of the Borrowers and any of their Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, each Lender, the Arranger and the Administrative Agent and any of their affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Loan Agreement. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Loan Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of any Borrower under this §16.3 are unenforceable for any reason, the Borrowers hereby jointly and severally agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable Law. The covenants contained in this §16.3 shall survive payment or satisfaction in full of all other Obligations.

          (b) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arranger (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arranger (or any sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, the Arranger (or any sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Arranger (or any sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (b) are several and not joint.
          (c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Loan Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          (d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          (e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.
     16.3A. Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Loan Agreement.
     16.4. Treatment of Certain Confidential Information.
          16.4.1. Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by any Borrower or any of their Subsidiaries pursuant to this Loan Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrowers, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Loan Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §16.4 or (i) with the consent of the Borrowers. Moreover, each of the Administrative Agent, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrowers to refer to any of the Borrowers and their Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lender or such Financial Affiliate and, for such purpose, the Administrative Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrowers or any of their Subsidiaries or any of their businesses.
          16.4.2. Prior Notification. Unless specifically prohibited by applicable Law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

          16.4.3. Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by any Borrower or any of their Subsidiaries. The obligations of each Lender under this §16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrowers prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Lender.
     16.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any Borrower or any of their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Loan Agreement or the Notes or any of the other Loan Documents remains outstanding, and for such further time as may be otherwise expressly specified in this Loan Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of any of the Borrowers or any of their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary hereunder.
     16.6. Notices. Except as otherwise expressly provided in this Loan Agreement, all notices and other communications made or required to be given pursuant to this Loan Agreement or the Notes shall be in writing (which includes by setting forth such notice or other communication on a site on the World Wide Web (a “Website Posting”) if notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this §16.6) and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:
          (a) if to the Borrowers or Guarantors, at 100 Phoenix Drive, Ann Arbor, Michigan USA 48108, Attention: Mark Bierley, Senior Vice President and Chief Financial Officer, or at such other address for notice as the Borrowers shall last have furnished in writing to the Person giving the notice;
          (b) if to the Administrative Agent, at One Post Office Square, Suite 3765, Boston, Massachusetts 02109, Attention: Daniel Platt, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice;
          (c) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice; and
          (d) the Borrowers’ website on the Internet is available at the website address www.bordersgroupinc.com.
     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile, (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof, (iii) if delivered by a Website Posting, upon delivery of a notice or other communication of such posting (including the information necessary to access such site) by another means set forth in this §16.6 and (iv) notices and other communications sent to an e-mail address shall be deemed received on the next Business Day following the sending thereof (unless the sender receives a return email or otherwise indicating that such notice or other communication has not been received by the recipient at such email address, in which case the sender shall deliver such notice or communication by an alternate means), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Any notice or other communication to be made hereunder or under the Notes, even if otherwise required to be in writing under other provisions of this Loan Agreement or the Notes, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Loan Agreement or the Notes, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Loan Agreement or the Notes.
     16.7. Governing Law. THIS LOAN AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401)). EACH OF THE BORROWERS AND GUARANTORS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §16.6. EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
     16.8. Headings. The captions in this Loan Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
     16.9. Counterparts. This Loan Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Loan Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile or other electronic transmission by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.
     16.10. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Loan Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §16.12.
     16.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS LOAN AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Each of the Borrowers and Guarantors (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Loan Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.
     16.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Loan Agreement to be given by the Lenders may be given, and any term of this Loan Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrowers or any of their Subsidiaries of any terms of this Loan Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:
          (a) without the written consent of the Borrowers and each Lender directly affected thereby:
          (i) reduce or forgive the principal amount of any Loans, or reduce the rate of interest on the Notes (other than interest accruing pursuant to §5.11 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);
          (ii) postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §5.11, and (B) any vote to rescind any acceleration made pursuant to §13.1 of amounts owing with respect to the Loans and other Obligations shall require only the approval of the Required Lenders); and
          (iii) other than pursuant to a transaction permitted by the terms of this Loan Agreement, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guaranty obligations;

          (b) without the written consent of all of the Lenders, amend or waive this §16.12 or the definition of Required Lenders (it being understood that the addition of one or more additional credit facilities, the allowance of the credit extensions, interest and fees thereunder to share ratably or on a subordinated basis with the Loans, interest and Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Required Lenders shall require only the approval of the Required Lenders);
          (c) without the written consent of all Lenders, amend, modify or waive any of the provisions of Sections 10.1 or 10.2 hereof or any of the component definitions contained therein;
          (d) without the written consent of all Lenders increase the Commitments hereunder; or
          (e) without the written consent of the Administrative Agent, amend or waive §14, the amount or time of payment of the Administrative Agent’s fee payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent.
     No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers or Guarantors shall entitle the Borrowers or Guarantors to other or further notice or demand in similar or other circumstances.
     16.13. Severability. The provisions of this Loan Agreement are severable and if any one clause or provision hereof shall be held illegal, invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Loan Agreement in any jurisdiction and the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.
17. USA PATRIOT ACT NOTICE.
     Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each of the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.
18. INTERCREDITOR AGREEMENT.
     Notwithstanding anything herein to the contrary, the security interest granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the

Intercreditor Agreement and this Loan Agreement, the terms of the Intercreditor Agreement shall govern and control.
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